EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
by and among
KING PHARMACEUTICALS, INC.
MONARCH PHARMACEUTICALS, INC.,
PARKEDALE PHARMACEUTICALS, INC., and
KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.
as Sellers
JHP PHARMACEUTICALS, LLC
as Buyer
dated as of July 14, 2007

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into as of July 14, 2007 (the “Effective Date”), by and between JHP Pharmaceuticals, LLC, a Delaware limited liability company (“Buyer”), and King Pharmaceuticals, Inc., a Tennessee corporation (“King”), Monarch Pharmaceuticals, Inc., a Tennessee corporation (“Monarch”), Parkedale Pharmaceuticals, Inc., a Michigan corporation (“Parkedale”) and King Pharmaceuticals Research and Development, Inc., a Delaware corporation (“King R&D”) (King, Monarch, Parkedale and King R&D referred to herein collectively as “Sellers” and each as a “Seller”).
RECITALS
     Whereas, Sellers are engaged in, among other businesses, the Business (as defined below); and
     Whereas, subject to the terms and conditions of this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain of the assets, real and personal, tangible and intangible, associated with the Business.
AGREEMENT
     Now, therefore, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:
Article I.    Definitions
     As used in this Agreement, the following defined terms have the meanings described below:
     Section 1.01 “Access Agreement” means the Access Agreement among King, Parkedale and Buyer.
     Section 1.02 “Accountants” means KPMG LLC or such other accounting firm of national reputation (excluding Buyer’s and Sellers’ respective accounting firms) as may be mutually acceptable to the Parties.
     Section 1.03 “Accounts Receivable” means all trade accounts and notes receivable and all other miscellaneous receivables and rights to payment of the Business for products or goods sold or delivered and services performed, including those that are not evidenced by instruments relating to products or goods sold and shipped, by Sellers on or before the Closing Date.

     Section 1.04 “Acquisition” means, with respect to any Seller, (a) any merger or consolidation with a Person in which Seller is the continuing or surviving corporation, (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or a substantial portion of the assets of such Person, or an operating division or similar segment of the business of such Person, to any Seller, (c) when Seller shall become the “beneficial owner” of more than fifty percent (50%) of the equity securities of such Person outstanding at the time, or (d) when Seller acquires the right to appoint at least a majority of the board of directors (or the equivalent if such Person is not a corporation) of such Person.
     Section 1.05 “Action or Proceeding” means any demand, claim, investigation, cause of action, suit, proceeding, arbitration, charge (including a charge of unfair labor practice), Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.
     Section 1.06 “Affiliate” means, with respect to any Person, another Person that directly or indirectly controls, is controlled by or is under common control with such Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with,” means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.
     Section 1.07 “Agreement” has the meaning set forth in the Preamble hereto.
     Section 1.08 “AMP” means the “average manufacturer price,” as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(k)(1).
     Section 1.09 “ANDA” means the Abbreviated New Drug Application.
     Section 1.10 “Assigned Contracts” means the following, but does not include the Excluded Contracts: (a) the Contracts set forth on Section 6.05(a) of the Sellers Disclosure Schedule; (b) any Purchase Orders executed on or prior to the Closing Date to the extent that such Purchase Orders remain unpaid by Sellers or unperformed by such supplier; (c) the Contracts entered into by Sellers with the consent of Buyer after the date hereof in conformity with this Agreement which, if in effect on the date hereof, would be required to be set forth on Section 6.05(a) of the Sellers Disclosure Schedule; and (d) the Contracts (other than Purchase Orders) to which Sellers are a party that relate exclusively or primarily to the conduct of the Business or the ownership or operation of the Purchased Assets but that pursuant to Section 6.05(a) are not required to be set forth on Section 6.05(a) of the Sellers Disclosure Schedule.

     Section 1.11 “Assumed Liabilities” means (a) all Liabilities and obligations arising after or relating to the period after the Closing under or pursuant to the Assigned Contracts; (b) all obligations of Sellers to deliver any Product following the Closing under orders to sell Product to, or commitments to sell Product to, Persons entered into prior to the Closing in the Ordinary Course of Business; (c) all Liabilities and obligations relating to warranty claims, recalls or product liability claims or threatened claims or injuries caused by any Product delivered by Buyer after the Closing; (d) Sellers’ obligations under the FSS to supply any Product after the Closing for the period required by applicable Law at the prices set forth in the FSS; (e) Sellers’ obligations under Section 340B of the Public Health Services Act to sell any Product after the Closing at the prices required by applicable Law; (f) all Liabilities and obligations relating to the use of any marketing materials included in the Purchased Assets on or after the Closing Date by or on behalf of Buyer; (g) all Liabilities of Sellers for accrued vacation and sick leave for which Buyer receives a credit pursuant to Section 4.01(a)(ii); and (h) all other Liabilities and obligations that (1) arise out of or are primarily related to the Purchased Assets (including the Regulatory Approvals) or the Products, (2) are attributable to occurrences and circumstances arising after the Closing or the ownership, operation or use of, or exercise of rights or performance under, the Purchased Assets (including the Regulatory Approvals) or the Products after the Closing Date by or on behalf of Buyer, and (3) are not otherwise expressly excluded under this Section 1.11.
     Section 1.12 “Base Price” has the meaning set forth in Section 4.01(a).
     Section 1.13 “Best Price” means the “best price,” as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(1)(C).
     Section 1.14 “Books and Records” means (i) those books, records and documents set forth in Section 1.14 of the Sellers Disclosure Schedule and (ii) all electronic and paper versions of files, documents, instruments, papers, reports, surveys, marketing materials, customer lists, prospect lists, supplier lists, data bases, computer media, invoices, correspondence, engineering and environmental studies, books and records owned by or in the possession of Sellers relating exclusively or primarily to the Business, the Purchased Assets, the Products, the Real Property, the Leases or the Product Intellectual Property, including, without limitation, and in each of the following cases only to the extent pertaining to the Products or the Facility: all manufacturing and controls data and documentation, batch records, master batch production records, standard operating procedures, testing logs, sample logs, laboratory logs, and stability logs, preclinical and clinical studies and tests, records maintained under record-keeping or reporting requirements of the FDA or any Governmental or Regulatory Authority, the complete complaint, adverse event and medical inquiry filings, all documentation relating to the FDA or any other Governmental or Regulatory Authority inspections, any written communication with the FDA or any other Governmental or Regulatory Authority including correspondence and written minutes of telephone calls or meetings, and all documentation related to the FDA or any other Governmental or Regulatory Authority inspections of the Facility or otherwise related to the Products; provided that “Books and Records” shall not include, and Sellers may redact from records included in “Books and Records,” any information that does not relate to the Business, the Purchased Assets, or the Products; and provided further that “Books and Records” shall not include any

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
of the foregoing items (a) to the extent that any applicable Law prohibits their transfer; (b) that were received from third parties in connection with their proposed acquisition of the Purchased Assets, the Products or Business or prepared by Sellers in connection with such proposals; (c) that were specifically prepared by Sellers for the negotiation of this Agreement; (d) that consist of the corporate minute books and stock records of Sellers; (e) that primarily relate to the Excluded Assets, the Excluded Liabilities, or businesses other than the Business; or (f) that constitute original historical invoices or general ledgers for Products sold and delivered by Sellers prior to Closing.
     Section 1.15 “Business” means (i) the manufacturing business conducted by any of the Sellers at the Facility, including, but not limited to, Sellers’ contract manufacturing business currently conducted at the Facility, and (ii) the manufacture, sale and distribution of the Products as conducted by Sellers on the date of this Agreement; provided, however, the Business shall not be deemed to include the business conducted by Sellers in connection with the Thrombin Products or Bicillin [          ]*.
     Section 1.16 “Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York are authorized or obligated to close.
     Section 1.17 “Buyer” has the meaning set forth in the Preamble to this Agreement.
     Section 1.18 “Buyer Defined Contribution Plan” has the meaning set forth in Section 8.19(f).
     Section 1.19 “Buyer Disclosure Schedule” has the meaning set forth in Article VII hereof.
     Section 1.20 “Buyer Governmental Consents” has the meaning set forth in Section 7.03(a).
     Section 1.21 “Buyer Indemnified Parties” has the meaning set forth in Section 11.02(b).
     Section 1.22 “Buyer Severance” has the meaning set forth in Section 8.19(j).
     Section 1.23 “CBA” means the Collective Bargaining Agreement identified as such on Section 1.23 of the Sellers Disclosure Schedule.
     Section 1.24 “cGMP” means current Good Manufacturing Practice as set forth in the FFDCA and applicable regulations set forth at 21 CFR §§ 210 and 211 as may be amended from time to time, as well as current good manufacturing practices applicable to a Product or the making thereof set forth by any Governmental or Regulatory Authority.

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
     Section 1.25 “Chargeback” means a credit, chargeback, reimbursement, purchase discount or other payment required to be made to any pharmaceutical wholesaler or distributor in connection with the sale of a Product (other than a Product bearing Buyer’s NDC number) by such wholesaler or distributor to a customer at a discount price pursuant to a Contract between such customer, on the one hand, and Buyer, a Seller, or an Affiliate of Buyer or a Seller on the other hand, or pursuant to the FSS or Section 340B of the Public Health Services Act.
     Section 1.26 “Chargeback Contracts” has the meaning set forth in Section 8.16(d)(i).
     Section 1.27 “Closing” has the meaning set forth in Section 5.01.
     Section 1.28 “Closing Date” means the date that the Closing actually occurs as provided in Section 5.01.
     Section 1.29 “Closing Date Inventory Value” has the meaning set forth in Section 4.02(a)(ii).
     Section 1.30 “Closing Date Inventory Value Adjustment” means the Closing Date Inventory Value minus the Inventory Value.
     Section 1.31 “Closing Date Inventory Value Statement” has the meaning set forth in Section 4.02(a)(ii).
     Section 1.32 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance of general applicability promulgated thereunder as may be in effect from time to time.
     Section 1.33 “Competing Business” means any of the manufacturing, marketing, sale or distribution of the Products, or of any pharmaceutical product with the same active pharmaceutical ingredient(s), therapeutic indications for use, dosage form and route as any of the Products; except with respect to (i) the manufacturing, marketing, sale or distribution of the drugs described in NDA 50-356 for Coly-Mycin, NDA 50-168, 50-218, 50-479, 50-169, 60-613, and 50-416 for Cortisporin, and NDA 17-531 for Tigan, (ii) [          ]* and (iii) services provided by Sellers to the Buyer pursuant to the Transitional Services Agreement.
     Section 1.34 “Confidential Information” has the meaning set forth in Section 13.01.
     Section 1.35 “Contract” means any and all legally binding commitments, contracts (including without limitation, intercompany contracts among Sellers and Sellers’ Affiliates), purchase orders, leases, licenses, security agreements or other agreements, whether written or oral.

     Section 1.36 “Contract Receivables” means the Accounts Receivables from contract manufacturing customers of the Business.
     Section 1.37 “Corporate Names” has the meaning set forth in Section 8.10(a).
     Section 1.38 “Cure Notice Deadline” has the meaning set forth in Section 8.05(e).
     Section 1.39 “Damages” has the meaning set forth in Section 11.02(a).
     Section 1.40 “Distribution Center” means Sellers’ distribution center located at 100 18th Street, Bristol, Tennessee.
     Section 1.41 “Effective Date” has the meaning set forth in the Preamble to this Agreement.
     Section 1.42 “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.
     Section 1.43 “Encumbrance” means any mortgage, pledge, assessment, security interest, mortgage, deed of trust, hypothecation, lease, lien, adverse claim, easement, right of way, levy, charge, preference, priority, license, or any other third party right of any kind, or any conditional sale or title retention agreement, conveyance of any right, option, right of first refusal or offer, restriction or encumbrance of any kind, including without limitation, any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership, and any financing statement filed under the uniform commercial code or comparable law of any jurisdiction to evidence any of the foregoing or other agreement to give any of the foregoing in the future.
     Section 1.44 “Environmental Inspection” has the meaning set forth in Section 8.05(c).
     Section 1.45 “Environmental Laws” means any applicable Law, including common laws, pertaining or relating to pollution, the environment or the protection thereof, public or worker health and safety, or to the manufacture, generation, presence, handling, storage, use, emission, discharge, threatened release, release, transportation, treatment, disposal or remediation of any Hazardous Substance or the containment, removal or remediation thereof, including but not limited to the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act and any similar Laws, all as amended and as in effect on or prior to the Effective Date.
     Section 1.46 “Environmental Remediation” means the cure or correction of an Environmental Remediation Obligation to the levels required by Law applicable to the Real Property after giving effect to any applicable Baseline Environmental Assessment approved by the Michigan Department of Environmental Quality with respect to Sellers.
     Section 1.47 “Environmental Remediation Obligation” has the meaning set forth in Section 8.05(d).
     Section 1.48 “Equipment” means those tangible assets that are owned by Sellers and located on the Real Property as of the Closing Date, with the exception of those tangible assets listed on Section 1.48 of the Sellers Disclosure Schedule.
     Section 1.49 “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules, regulations and other guidance of general applicability promulgated thereunder as may be in effect from time to time.
     Section 1.50 “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, under common control with, part of an affiliated service group with, or part of another arrangement that includes, a Seller or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).
     Section 1.51 “Excluded Assets” means: (i) all centralized corporate management and administrative assets of Sellers; (ii) all assets relating to the marketing of Products or any other products, other than printed marketing materials relating exclusively to the Products; (iii) the Corporate Names (including, without limitation, the name “Parkedale” currently used in connection with the Facility), Excluded Contracts, Excluded Receivables and Permits; (iv) cash, cash equivalents, bank accounts, securities, intercompany accounts, and negotiable instruments, (v) equity interests in any corporations, partnerships, limited liability companies, joint ventures, and other entities, (vi) the Licensed Trademarks and all Intellectual Property Rights other than the Product Intellectual Property, (vii) computer networks, telephone networks and networking equipment that are not located at the Facility, and access to Sellers’ computer or telephone networks; (viii) Employee Benefit Plans and any assets thereof, (ix) insurance policies and claims thereunder, (x) any of the rights of Sellers under this Agreement and the other agreements, certificates and documents delivered by Buyer to Sellers in connection herewith; (xi) real property adjacent to the Real Property that, by agreement between Sellers and Buyer, has been omitted from the Real Property; (xii) refunds or claims for refunds with respect to Taxes paid or to be paid by Sellers; (xiii)

Sellers’ domain names, ISPs, and links to or from any websites maintained by Sellers; (xiv) equipment listed on Section 1.48 of the Sellers Disclosure Schedule, (xv) all assets of any Seller primarily relating to business(es) other than the Business, and (xvi) Short-Dated Inventory, to the extent specified in Section 4.02(d).
     Section 1.52 “Excluded Contracts” means (i) the Multi-Product Contracts, (ii) FSS Contracts, (iii) all Contracts relating to the management, administrative services, marketing, and other functions of Sellers that relate both to the Business and to other businesses of Sellers, (iv) all Contracts between any Seller and any other Seller or any Affiliate of a Seller, and (v) all other Contracts of Sellers that do not relate primarily or exclusively to the Business.
     Section 1.53 “Excluded Liabilities” means (i) all Liabilities and obligations relating to warranty claims, recalls or product liability claims or threatened claims or injuries caused by any Product sold or delivered by a Seller prior to the Closing, (ii) all liabilities arising out of the Corporate Integrity Agreement, dated October 31, 2005, between King Pharmaceuticals, Inc. and the Office of the Inspector General of the Department of Health and Human Services, (iii) Liabilities identified in Section 1.53 of the Sellers Disclosure Schedule, with respect to the claim identified therein and (iv) all other Liabilities of Sellers not specifically included in the definition of Assumed Liabilities.
     Section 1.54 “Excluded Receivables” means the Accounts Receivables of Sellers except for the Contract Receivables.
     Section 1.55 “Existing Employee” means each employee of any Seller who regularly performs services at the Facility as identified in Section 8.19 of the Sellers Disclosure Schedule, excluding any such employee who ceases to be an employee of such Seller prior to the Closing Date but including any person hired, in the Ordinary Course of Business, after the date hereof and prior to the Closing Date by a Seller to perform such services at the Facility; provided, however, that any employee of Sellers who is inactive or on approved leave of absence on the date of Closing and does not return to fully perform for Buyer his or her regular duties within six months after Closing shall not be deemed to be an Existing Employee, except that employees on military leave shall be deemed to be Existing Employees if they return to fully perform for Buyer their regular duties within two weeks after the completion of their military leave.
     Section 1.56 “Expiration Date” means the date eighteen (18) months after the Closing Date.
     Section 1.57 “FDA” means the United States Food and Drug Administration, and any successor thereto.
     Section 1.58 “FFDCA” means the Federal Food, Drug, and Cosmetic Act, as amended.

     Section 1.59 “Facility” means the manufacturing facility located on the Real Property.
     Section 1.60 “Financial Information” has the meaning set forth in Section 6.17(a).
     Section 1.61 “FSS” means the Federal Supply Schedule.
     Section 1.62 “FSS Contract” means a contract under the Federal Supply Schedule program, pursuant to 41 U.S.C. § 259(b)(3), with respect to the supply of any of the Products to a federal agency.
     Section 1.63 “Fundamental Representations” has the meaning set forth in Section 11.01.
     Section 1.64 “Government Rebates” has the meaning set forth in Section 8.16(b).
     Section 1.65 “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political or governmental division, subdivision, department, agency, bureau, branch, commission, council, tribunal or board.
     Section 1.66 “Hazardous Substance” means, whether alone or in combination, (a) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act; or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance or terms of similar import, including without limitation asbestos, lead-based paint, deleterious substances, flammable materials, explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products, and any and all other sources of pollution or contamination.
     Section 1.67 “Hired Employee” has the meaning set forth in Section 8.19(a).
     Section 1.68 “HSR Act” has the meaning set forth in Section 8.18.
     Section 1.69 “Indemnification Claim Notice” has the meaning set forth in Section 11.02(c).
     Section 1.70 “Indemnified Parties” has the meaning set forth in Section 11.02(b).
     Section 1.71 “Indemnifying Party” has the meaning set forth in Section 11.02(c).

     Section 1.72 “Independent Analyst” means a testing laboratory which is reasonably acceptable to the Parties.
     Section 1.73 “Intellectual Property Rights” means all intellectual property rights owned or licensed, including but not limited to (a) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all United States patents or patent applications therefor or in connection therewith (including all divisionals, continuations, continuations in part, reissues, re-examinations and extensions thereof); (b) trademarks, trade names and service marks, trade dress, logos, internet domain names, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations and renewals in connection therewith; (c) copyrights (whether or not registered) and other works of authorship and all registrations and applications for registration thereof, as well as rights to renew copyrights; (d) trade secrets (as such are determined under applicable law) and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, supplier lists, email lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (e) any and all other rights to existing and future issuances, registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for present and future infringements, misappropriations, or other conflicts, and rights to damages and profits due or accrued in or relating to any of the foregoing; and (f) all tangible embodiments of any of the foregoing (in any form or medium).
     Section 1.74 “Inventory” means the inventory related to the Products and the Business, including finished products, work-in-process, raw materials, active product ingredients, excipients, packaging materials and components whether located at the Facility (or any location of any Person other than Sellers on behalf of Sellers) or in transit to or from Sellers (or such other Person).
     Section 1.75 “Inventory Price” has the meaning set forth in Section 4.01(a).

     Section 1.76 “Know-How” means any proprietary or nonproprietary technical or other information, whether patentable or not and whether in written or verbal form, directly related to or used in the development, validation, testing, packaging, manufacture, sale or preparation of a Product or otherwise directly related to or used in the Business, including technology, trade secrets, experience, formulae, concepts, marketing techniques, discoveries, inventions, modifications, improvements, data (including all chemical, preclinical, pharmacological, clinical, pharmacokinetic, toxicological, analytical and quality control data), results, designs, ideas, analyses, methods, techniques, assays, research plans, procedures, tests, processes (including manufacturing processes, specifications and techniques), laboratory records, reports, summaries, and information contained in submissions to, and information from, Governmental or Regulatory Authorities, but in no event shall the definition of “Know-How” include information in the public domain as of the Closing Date.
     Section 1.77 “Knowledge” means, when used in connection with (a) any Seller with respect to any matter in question, the actual knowledge of any of the Persons that are identified in Section 1.77 of the Sellers Disclosure Schedule, and (b) Buyer with respect to any matter in question, the actual knowledge of Stuart Hinchen or Peter Jenkins.
     Section 1.78 “Law” means any supranational, federal, state or local law, statute or ordinance of the United States or any country, or any Order of or rule, regulation, or published guidelines or pronouncements having the effect of law promulgated by any Governmental or Regulatory Authority, including cGMPs.
     Section 1.79 “Leases” means those leases set forth in Section 1.79 of the Sellers Disclosure Schedule.
     Section 1.80 “Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for Taxes.
     Section 1.81 “Licensed Trademarks” means the trademarks identified in Section 1.81 of the Sellers Disclosure Schedule, whether registered or unregistered, all registrations and applications for any of the foregoing, all extensions or renewals of any of the foregoing, and all of the goodwill connected with the use of and symbolized by the foregoing.
     Section 1.82 “Manufacturing Agreement” means the Manufacturing and Supply Agreement of even date herewith between King and Buyer for the manufacture of the Thrombin Products.

     Section 1.83 “Material Adverse Change” means a change in (i) the assets, liabilities, condition, prospects, or results of operations of the Business or (ii) the legality, validity or enforceability of the Transaction Documents that has a Material Adverse Effect, except for any changes in general economic or market conditions or changes or developments generally affecting the pharmaceutical industry or the pharmaceutical contract manufacturing business.
     Section 1.84 “Material Adverse Effect” means an effect that individually or in the aggregate is materially adverse to (i) the assets, liabilities, condition, prospects, or results of operations of the Business, (ii) the value of the Purchased Assets and Assumed Liabilities taken as a whole or (iii) the legality, validity or enforceability of the Transaction Documents.
     Section 1.85 “Multi-Product Contract” or “Multi-Product Contracts” has the meaning set forth in Section 6.05(b).
     Section 1.86 “NDC” means the National Drug Code number assigned to a drug product, including the labeler code, product code, and package code, in connection with the drug listing requirements of Section 510(j) of the FFDCA, and applicable FDA rules and regulations.
     Section 1.87 “Notice of Objection” has the meaning set forth in Section 4.02(a)(iii).
     Section 1.88 “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
     Section 1.89 “Ordinary Course of Business” means such action that is consistent with the past practices of the Business.
     Section 1.90 “Partial Lot” has the meaning set forth in Section 8.16(a).
     Section 1.91 “Party” means any of Buyer or Sellers, and “Parties” means Buyer and Sellers collectively.
     Section 1.92 “Permitted Encumbrance” means (a) those Encumbrances set forth in Section 1.92(a) of the Sellers Disclosure Schedule, (b) any lien for Taxes not yet due or delinquent and (c) those utility easements to be created in connection with the division of the Real Property from Seller’s other real property in Rochester, Michigan that do not interfere with Buyer’s use or operation of the Real Property.
     Section 1.93 “Permit” means any permit, license, approval, consent, permission, notice, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance, variance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Authority or pursuant to any Law.

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
     Section 1.94 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
     Section 1.95 “Pre-Closing Employment Related Liabilities” has the meaning set forth in Section 8.19(b).
     Section 1.96 “Prepayments” means (a) all prepaid purchase orders, security deposits, refunds, deposits and prepaid expenses of the Business, and (b) all prepaid FDA establishment and product fees with respect to the Products.
     Section 1.97 “Product” and “Products” means (a) the pharmaceutical products marketed and sold under the following trademarks: Adrenalin, Aplisol, Ketalar, Pitocin, Delestrogen, Pitressin, Triostat, Cortisporin-TC, Coly-Mycin S Otic, Brevital, Coly-Mycin M, Tigan Injection; and (b) [          ]*.
     Section 1.98 “Product Intellectual Property” means (a) the Registered Intellectual Property, and (b) all other Intellectual Property Rights, inclusive of the Product Know-How, which are marketed, licensed, supported, maintained, used or under development by Sellers directly or primarily with respect to the Products or the Business, but exclusive of Seller Know-How.
     Section 1.99 “Product Know-How” means the Know-How exclusively related to or used exclusively in connection with the Products.
     Section 1.100 “Purchase Order” means any written authorization entered into in the Ordinary Course of Business for a supplier to ship a specified quantity of product(s) used in the Business to the Sellers on a specified delivery date to the required place of delivery.
     Section 1.101 “Purchase Price” means the amount payable by Buyer in cash at Closing pursuant to Section 4.01, as adjusted in accordance with Section 4.02.

     Section 1.102 “Purchased Assets” means (a) the Assigned Contracts and all of Sellers’ rights thereunder; (b) the Books and Records; (c) the Regulatory Approvals; (d) the Inventory; (e) the Product Intellectual Property; (f) the Real Property; (g) the Equipment; (h) causes of action, claims, legal rights and demands with respect to warranty and similar rights arising on or prior to the Closing Date with respect to the Equipment and the Inventory, except to the extent related to matters for which Sellers are held liable under Section 11.02(a); (i) the Leases; (j) the Contract Receivables; (k) the Prepayments; (l) all of the goodwill of the Sellers relating to the Business or Products, to the extent transferable; (m) the content of any databases (including with respect to clinical trials and data with respect thereto), applicable drug information and data pertaining to the Purchased Assets, the Business or the Products; (n) all proceeds and products of any and all of the Purchased Assets; and (o) all other assets of Sellers relating exclusively or primarily to the Business except for the Excluded Assets.
     Section 1.103 “Real Property” means those certain parcels of land, located in the City of Rochester, Michigan and described in Section 1.103 of the Sellers Disclosure Schedule, together with all buildings, structures, improvements, fixtures, the Facility and all privileges, rights, easements, rights of way, appurtenances thereon or thereto, including mineral, air and development rights appurtenant thereon or thereto.
     Section 1.104 “Real Property Inspection” has the meaning set forth in Section 8.05(c).
     Section 1.105 “Reasonable Efforts” means such prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use; provided that the Parties shall be required to expend only such resources to achieve such result as are commercially reasonable.
     Section 1.106 “Rebate” means any rebate, administration fee, group purchasing organization management fee, and other similar charges payable pursuant to (a) state Medicaid or other state or governmental pharmaceutical assistance programs and (b) Contracts between Sellers, Buyer or its or their respective Affiliates, on the one hand, and managed care organizations (including pharmacy benefit management companies, health plans and insurance companies), on the other hand, in each case relating to utilization of any Product (other than any Product bearing Buyer’s NDC number) during any particular period.
     Section 1.107 “Rebate Contracts” has the meaning set forth in Section 8.16(c)(i).
     Section 1.108 “Registered Intellectual Property” means the registrations of the Product Intellectual Property identified in Section 1.108 of the Sellers Disclosure Schedule.

     Section 1.109 “Regulatory Approvals” means the Abbreviated New Drug Applications and New Drug Applications identified in Section 1.109 of the Sellers Disclosure Schedule for each of the Products (including all additions, supplements, extensions and modifications thereto and the official regulatory files relating thereto) and all legal rights and privileges belonging or accruing to the owner or holder of such application, including the right to reference any drug master file referenced therein.
     Section 1.110 “Required Consents” means Sellers Governmental Consents, the consents identified in Section 1.110 of the Sellers Disclosure Schedule, and Buyer Governmental Consents.
     Section 1.111 “Seller Employee Benefit Plan” has the meaning set forth in Section 6.19(b).
     Section 1.112 “Sellers” and “Seller” have the meaning set forth in the Preamble to this Agreement.
     Section 1.113 “Sellers Disclosure Schedule” has the meaning set forth in the preamble to Article VI of this Agreement.
     Section 1.114 “Sellers Governmental Consents” has the meaning set forth in Section 6.03(a).
     Section 1.115 “Sellers Indemnified Parties” has the meaning set forth in Section 11.02(a).
     Section 1.116 “Sellers Know-How” means any Know-How that is currently used by Sellers in connection with, but is not exclusively related to or used exclusively in connection with, the Products or Business.
     Section 1.117 “Sellers Third Party Consents” has the meaning set forth in Section 6.03(b).
     Section 1.118 “Sellers’ 401(k) Plan” has the meaning set forth in Section 8.19(f).
     Section 1.119 “Short-Dated Inventory” has the meaning set forth in Section 4.02(a)
     Section 1.120 “Subsidiary” of any Person means any Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the equity securities of such other Person, the holders of which are generally entitled to vote for the election of the board of directors, general partner, the manager or other governing body of, or otherwise control the business and affairs of, such other Person.

     Section 1.121 “Survey” means that certain survey to be performed by Sellers at Sellers’ expense with respect to the Real Property for the purposes of supporting the Title Commitment and the division of the Real Property from Seller’s other real property in Rochester, Michigan.
     Section 1.122 “Tax” means all of the following taxes in connection with the operations of the Business or the transactions contemplated hereby: (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by an governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax; (b) any Liability for the payment of any amounts of the type described in clause (a) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) above as a result of any express or implied obligation to indemnify any other person.
     Section 1.123 “Termination Date” has the meaning set forth in Section 12.01(b).
     Section 1.124 “Third Party Claim” has the meaning set forth in Section 11.02(d).
     Section 1.125 “Thrombin Products” means the pharmaceutical products marketed and sold under the trademark Thrombin JMI.
     Section 1.126 “Title Commitment” has the meaning set forth in Section 8.05(a).
     Section 1.127 “Title Company” means Fidelity National Title Insurance Company, a nationally recognized title insurance company selected by Buyer.
     Section 1.128 “Title Exceptions” has the meaning set forth in Section 8.05(a).
     Section 1.129 “Transaction Documents” means this Agreement, the Access Agreement, the Manufacturing Agreement, the Transitional Services Agreement, and the conveyance documents executed by the Parties at Closing pursuant to Article V.
     Section 1.130 “Transitional Services Agreement” means the Transitional Services Agreement between King and Buyer.
     Section 1.131 “United States” means the United States of America, its territories and possessions, including Washington, D.C. and Puerto Rico.
     Section 1.132 “WAC” has the meaning set forth in Section 8.16(f).

     Section 1.133 “WARN Act” means the U.S. Workers Adjustment and Retraining Notification Act of 1988, as amended from time to time, and the rules, regulations and guidance of general applicability promulgated thereunder as may be in effect from time to time.
     Section 1.134 Wholesaler’s Monthly Volume” means the average monthly unit sales volume of sales of each Product made by the Sellers to wholesalers during the twelve month period ended on the date hereof.
Article II.    Purchase and Sale of Assets
     Section 2.01 Purchase and Sale of Assets.
               (a) Subject to the terms and conditions of this Agreement, including without limitation Section 2.02, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers all of Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
               (b) Buyer acknowledges and agrees that the Purchased Assets do not include, and, except as set forth in Section 8.22 , Sellers are not selling or conveying to Buyer, any rights in or to any intellectual property except for the Product Intellectual Property.
               (c) Sellers shall retain all of their right, title and interest in and to the Excluded Assets and, subject to Section 13.01 hereof, Sellers may retain an archival copy of all Assigned Contracts, Books and Records, Leases, Regulatory Approvals and other documents or materials conveyed hereunder.
     Section 2.02 Assignability and Consents.
     Notwithstanding the provisions of Section 2.01, so long as all Required Consents have been obtained and all other conditions to Closing specified in Article IX and Article X have been satisfied or waived, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset would require any authorizations, approvals, consents or waivers (other than the Required Consents) from a third Person (other than any Seller or any Affiliate of a Seller) and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such asset. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing the Parties shall use their Reasonable Efforts, and cooperate with each other in good faith, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that no party shall be required to pay any consideration to obtain any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in good faith in any reasonable and lawful arrangements that will provide to Buyer the benefits of use of such asset and to Sellers the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.02 of any Contract, to the extent contractually and legally permitted to do so, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Sellers thereunder, including any payments to be made thereunder, or reimburse the Sellers for their reasonable out of pockets expenses in performing or making any payments thereunder, and (y) shall satisfy any related obligations and Liabilities with respect to such Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Buyer, would be Assumed Liabilities. If authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Sellers shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.
Article III.    Assumption of Liabilities
     Section 3.01 Assumption of Assumed Liabilities.
     Subject to the terms and conditions of this Agreement, as of the Closing, Buyer shall assume, and agrees upon the Closing, to satisfy, perform, pay and discharge the Assumed Liabilities.
     Section 3.02 Excluded Liabilities
               (a) Buyer is not assuming and shall not be required to satisfy, perform, pay, or discharge, any Excluded Liabilities whether or not, in any particular instances, any such Excluded Liability has a value for accounting purposes or is carried or reflected on or specifically referred to in Sellers’ financial statements.
               (b) Sellers shall retain and remain solely responsible for any and all Excluded Liabilities, and shall satisfy, perform, pay and discharge when due all Excluded Liabilities relating to the Business or the Purchased Assets.
Article IV.    Purchase Price and Payment
     Section 4.01 Purchase Price.
     Subject to the adjustments described in this Article IV, as full and complete consideration for the Purchased Assets, Buyer shall at Closing:
          (a) deliver, or cause to be delivered, to Sellers in accordance with Section 5.02(b) (i) the sum of (A) Seventy-Nine Million Dollars ($79,000,000) (the “Base Price”) and (B) an amount equal to the lesser of (x) the Inventory Value and (y) Fifteen Million Dollars ($15,000,000) (the “Inventory Price”) less (ii) accrued sick leave and vacation liabilities related to anticipated Hired Employees as agreed by the Parties two (2) Business Days prior to Closing; and

          (b) assume the Assumed Liabilities.
     Section 4.02 Inventory Price.
          (a) Closing Date Inventory Value.
                    (i) On a date which is at least six (6) Business Days prior to the Closing Date (such date the “Inventory Value Date”), Sellers and Buyer or their representatives shall meet at the Facility and the Distribution Center and jointly shall conduct a physical inventory of the Inventory as of such date, indicating in each case the quantity of each category of Inventory, the age of the Products listed thereon, and if applicable, if any of the Inventory listed thereon are of substandard quality. In addition, Sellers and Buyer shall identify any Partial Lots included in the Inventory and shall specify the percentage of each such Partial Lot that has been sold by Sellers and the percentage remaining to be sold by Buyer. At least two (2) Business Days prior to the Closing Date, Sellers and Buyer shall agree on an inventory value as of such date (the “Inventory Value”), based on the pricing and methodology set forth in Section 4.02(a) of the Sellers Disclosure Schedule, with such price to be based on the cost of such Inventory based on Sellers’ corporate inventory costing methodology under its corporate inventory accounting policy. To the extent Sellers and Buyer cannot agree, Sellers’ determination of inventory value shall govern for purposes of the initial Inventory Value. Such Inventory Value shall not include (i) finished product Inventory having a shelf life of less than twelve (12) months as of the Closing Date (“Short-Dated Inventory”), except as provided in Section 4.02(d), (ii) finished product Inventory that is then subject to a quality investigation by Sellers (“Restricted Inventory”), (iii) printed materials (including labeling) for a Product that is in excess of that amount which is anticipated to be used in the Ordinary Course of Business during the six (6) months immediately following Closing, based on the monthly ex-distribution center sales for Product multiplied by six (6) and which is not useable following a change of the NDC for such Product, or (iv) other Inventory that is not useable in the Ordinary Course of Business.
                    (ii) Within five (5) Business Days after the Closing Date, Sellers shall prepare and deliver to Buyer a statement updating the calculation of the Inventory Value, setting forth the Inventory Value as of the Closing Date (the “Closing Date Inventory Value”), along with supporting written documentation and the information specified in Section 4.02(c)(ii) (the “Closing Date Inventory Value Statement”), calculated using Sellers’ customary inventory movement reporting and based on the pricing set forth in Section 4.02(a) of the Sellers Disclosure Schedule.
                    (iii) If, within sixty (60) days following the Closing Date, the Buyer disputes in good faith the Closing Date Inventory Value Statement, then, during such sixty (60) day period, Buyer shall be permitted to review Sellers’ books and records to the extent reasonably necessary for Buyer to evaluate the Closing Date Inventory Value Statement. The Closing Date Inventory Value Statement shall become final and binding upon the Parties at the end of such sixty (60) day period, unless Buyer objects to the Closing Date Inventory Value Statement, in which case it shall send a notice (the “Notice of Objection”) to Sellers within such period, setting forth in specific detail the basis for its objection and its proposal for any adjustments to the Closing Date Inventory Value Statement. If a timely Notice of Objection is delivered to Sellers, then the Closing Date Inventory Value Statement shall become final and binding on the Parties on the first to occur of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Objection and (y) the date all matters in dispute are finally resolved in writing by the Accountants, in each case as provided below. Sellers and Buyer shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within fifty (50) days following delivery of the Notice of Objection. If agreement is reached in writing within such fifty (50)-day period as to all proposed adjustments, or that no adjustments are necessary, the Parties shall revise the Closing Date Inventory Value Statement accordingly. If the Parties are unable to reach agreement within fifty (50) days following delivery of the Notice of Objection, then the Accountants shall be engaged at that time to review the Closing Date Inventory Value Statement and shall make a determination as to the resolution of any adjustments. The determination of the Accountants shall be delivered as soon as practicable following engagement of the Accountants, with the Accountants being requested to conclude their engagement no more than thirty (30) days thereafter, and shall be final, conclusive, and binding upon the Parties, and the Parties shall revise the Closing Date Inventory Value Statement accordingly. The fees and expenses of the Accountants shall be shared equally by Buyer and Sellers with Buyer, on the one hand, and Sellers, on the other hand, each being severally, but not jointly, responsible for one half of such fees and expenses.
                    (iv) Within five (5) days after the date on which the Closing Date Inventory Value Statement becomes final and binding on the Parties in accordance with Section 4.02(iii): (1) if the Closing Date Inventory Value Adjustment is a positive number, subject to Section 4.02(a)(v) below, Buyer shall pay to Sellers the Closing Date Inventory Value Adjustment; and (2) if the Closing Date Inventory Value Adjustment is a negative number, Sellers shall pay the absolute value of the Closing Date Inventory Value Adjustment to Buyer; in each case by wire transfer of immediately available funds.
                    (v) In no event shall the Inventory Price, as adjusted by the Closing Date Inventory Value Adjustment plus the Restricted Inventory Value, exceed Fifteen Million Dollars ($15,000,000).
          (b) Restricted Inventory Value.
                    (i) Within sixty (60) days following the Closing Date, Buyer shall determine in good faith, after consultation with Sellers, whether the Restricted Inventory complies with cGMPs, applicable specifications and applicable Law, and is therefore useable by Buyer. Buyer shall prepare and deliver to Sellers a statement (the “Restricted Inventory Value Statement”) indicating the amount of such Restricted Inventory that is useable by Buyer, and calculating the purchase price for such Restricted Inventory (the “Restricted Inventory Value”), based on the pricing set forth on Section 4.02(a) of the Sellers Disclosure Schedule, along with supporting written documentation.
                    (ii) If, within sixty (60) days following receipt of the Restricted Inventory Value Statement, the Sellers give notice to Buyer that Sellers dispute in good faith the

Restricted Inventory Value Statement, then during such sixty (60)-day period Sellers shall be permitted to review Buyer’s books and records relating to the Restricted Inventory to the extent reasonably necessary for Sellers to evaluate the Restricted Inventory Value Statement. The Restricted Inventory Value Statement shall become final and binding upon the Parties at the end of such sixty (60)-day period, unless Sellers object to the Restricted Inventory Value Statement, in which case they shall send a notice (the “Notice of Objection”) to Buyer within such period, setting forth in specific detail the basis for their objection and their proposal for any changes to the Restricted Inventory Value Statement. If a timely Notice of Objection is delivered to Buyer, then the Restricted Inventory Value Statement shall become final and binding on the Parties on the first to occur of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Objection and (y) the date all matters in dispute are finally resolved in writing by either the Independent Analyst or the Accountants, in each case as provided below. Sellers and Buyer shall seek in good faith to reach agreement as to any such proposed changes or that no such change is necessary within fifty (50) days following delivery of the Notice of Objection. If agreement is reached in writing within such fifty (50)-day period as to all proposed changes, or that no changes are necessary, the Parties shall revise the Restricted Inventory Value Statement accordingly. If the Parties are unable to reach agreement within fifty (50) days following delivery of the Notice of Objection, then (1) if the disagreement is with respect to the quality of the Restricted Inventory, then an Independent Analyst shall be engaged at that time to carry out tests on representative samples taken from the Restricted Inventory to determine if such Restricted Inventory complies with cGMPs, the specifications and applicable Law and shall make a determination as to the Restricted Inventory that is useable by Buyer; and (2) if the disagreement is with respect to the calculation of the value of the Restricted Inventory, then the Accountants shall be engaged at that time to review the Restricted Inventory Value Statement and the resolution of any changes to the Restricted Inventory Value Statement. The determination of the Independent Analyst or the Accountants shall be delivered as soon as practicable following engagement of the Independent Analyst or the Accountants, with the Independent Analyst or Accountants being requested to conclude their engagements no more than thirty (30) days thereafter, and shall be final, conclusive, and binding upon the Parties, and the Parties shall revise the Restricted Inventory Value Statement accordingly. The fees and expenses of the Independent Analyst and Accountants shall be shared equally by Buyer and Sellers with Buyer, on the one hand, and Sellers, on the other hand, each being severally, but not jointly, responsible for one half of such fees and expenses.
                    (iii) Subject to Section 4.02(a)(v), within five (5) days after the date on which the Restricted Inventory Value Statement becomes final and binding on the Parties in accordance with Section 4.02(b)(ii), Buyer shall pay to Sellers the Restricted Inventory Value, by wire transfer of immediately available funds.
                    (iv) Any Restricted Inventory that is determined not to be useable by Buyer pursuant to this Section 4.02(b) shall be properly destroyed or disposed of by Sellers or Buyer at Sellers’ expense.
          (c) Excess Channel Inventory Value.

                    (i) Within ninety (90) days after Closing, Buyer shall deliver to Sellers a report (the “Channel Inventory Report”) reflecting the quantity of all inventory of the Products (the “Channel Inventory”), broken down by presentation, held by wholesalers and distributors as of Closing, and identifying so called “morgue” inventory that is no longer considered active or is considered unsaleable by such wholesalers and distributors. Section 4.02(c) of Sellers Disclosure Schedule shall set forth the target quantity of Channel Inventory for each Product (the “Target Quantity”). The “Excess Channel Inventory Value” shall be equal to (i) the aggregate number of units, if any, by which a Product included in the Channel Inventory, excluding any morgue inventory, exceeds the Target Quantity for such Product, multiplied by (ii) the WAC selling price less normal and customary wholesaler fees, discounts, and chargebacks on the Product less the Sellers’ standard cost of goods for that Product.
                    (ii) The Closing Date Inventory Value Statement shall include a calculation of the number of months or partial months (the “Chargeback Period”) of Channel Inventory with respect to each Product that is held by each wholesaler, which shall be calculated by dividing the Channel Inventory with respect to each Product held by each wholesaler by the Wholesaler’s Monthly Volume.
                    (iii) The Sellers shall have a thirty (30) day period to review the Channel Inventory Report delivered by Buyer. During such period Buyer shall share its work papers with the Sellers and their professional advisers and make itself reasonably available to the Sellers and their professional advisers. If Sellers dispute Buyer’s calculation of the Excess Channel Inventory Value, Sellers shall deliver a written notice (“Channel Inventory Dispute Notice”) to Buyer within thirty (30) days of delivery of Buyer’s calculation. Sellers shall set forth in detail in the Channel Inventory Dispute Notice the basis for its disagreement with the Buyer’s calculation of the Excess Channel Inventory Value. If Sellers fail to deliver the Channel Inventory Dispute Notice within the allotted time period, Sellers shall be deemed to have agreed to the calculation delivered by Buyer, which calculation shall be final, conclusive and binding upon the parties. If Sellers dispute the calculation of the Excess Channel Inventory Value within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Channel Inventory Dispute Notice. If Buyer and Sellers resolve their dispute and agree upon the calculation of the Excess Channel Inventory Value, they shall memorialize their agreement in writing and such mutually agreed upon figure shall be final, conclusive and binding upon all of the parties.
                    (iv) If Buyer and Sellers do not resolve the dispute to their mutual satisfaction, Buyer and Sellers shall engage the Accountants to determine the appropriate amount of Channel Inventory as of the Closing Date and the Excess Channel Inventory Value, consistent with this Agreement. The fees and expenses of the Accountants shall be shared equally by Buyer and Sellers with Buyer, on the one hand, and Sellers, on the other hand, being severally, but not jointly, responsible for one half of such fees and expenses. Each of Buyer, on the one hand, and Sellers, on the other hand, shall provide the Accountants such of their respective work papers as may be requested by the Accountants. The Accountants shall be requested to complete their engagement within forty-five (45) days of being retained by Buyer and Sellers. The determination of the Accountants shall be final, binding and conclusive upon the parties.

                              (v) The final determination of the Excess Channel Inventory Value shall be referred to herein as the “Final Excess Channel Inventory Value.” Within five (5) Business Days following final determination of a Final Excess Channel Inventory Value that is a positive number, Sellers shall pay to Buyer an amount equal to the Final Excess Channel Inventory Value.
                     (d) Short-Dated Inventory Value. Between the Effective Date and the Closing, Buyer and Sellers shall negotiate in good faith to determine a fair value of the Short-Dated Inventory. If Buyer and Sellers agree upon such a value, such value shall be added to the Inventory Value. If Buyer and Sellers do not agree upon such a value, the Short-Dated Inventory shall be an Excluded Asset and shall be properly destroyed or disposed of by Sellers or Buyer at Sellers’ expense.
     Section 4.03 Allocation of Purchase Price.
          The Purchase Price shall be allocated among the Purchased Assets as set forth on Section 4.03 of the Sellers Disclosure Schedule hereto. Buyer and Sellers agree (a) to report the sale and purchase of the Purchased Assets for Tax purposes in accordance with the allocations set forth on Section 4.03 of the Sellers Disclosure Schedule hereto and (b) not to take any position inconsistent with such allocations on any of their respective tax returns. All payments made pursuant to Section 4.02 and Article XI shall be deemed adjustments to the Purchase Price.
     Section 4.04 Payment of Sales, Use and Other Taxes and Expenses.
          Sellers, on the one hand, and Buyer, on the other hand, shall each bear one-half of all sales, use, transfer, value added, gross receipts and other similar Taxes, if any, arising out of the sale by Sellers of the Purchased Assets to Buyer pursuant to this Agreement. Notwithstanding the foregoing, Sellers shall pay all realty transfer, documentary and stamp taxes imposed by any state, county or municipal law on the transfer of the Real Property. Sellers and Buyer shall apply for and supply all necessary documentation for any available exemptions from the foregoing Taxes. All taxes and assessments which have become a lien upon the land and which are due and payable as of the Closing Date shall be paid by Seller except current taxes, if any, shall be prorated and adjusted as of the Closing Date on a due date basis as though paid in advance. Despite the provisions of Michigan Public Acts 80 and 279 of 1994, which changes the lien date for property taxes to December 31 of the year prior to the year in which they are billed, the parties hereto have agreed that the lien date for purposes of this Agreement shall be the date said taxes are billed. Seller shall pay for those taxes and assessments attributable to the period of time prior to the Closing Date and Buyer shall pay for those taxes and assessments attributable to the period of time commencing on the Closing Date. At Closing, Sellers shall be responsible for the payment of the insurance premium for the title insurance policy referred to in Section 10.03, except that Buyer shall be responsible for the payment of any insurance premiums with respect to endorsements on such policy.
     Section 4.05 Utilities.

     Water, electric, sewer and all other utility and fuel charges for the Real Property shall be pro-rated and adjusted as of the Closing Date to the extent any utility provider thereof will not separately bill Buyer and Sellers for charges incurred for the billing period in which Closing occurs. Sellers shall be entitled to a credit for whatever deposits Sellers may give to any such utility companies to the extent transferred to Buyer’s account. Buyer and Sellers shall coordinate to determine the amount of any such adjustments, and Buyer or Sellers, as the case may be, shall pay to the other the net adjustment owed within thirty (30) days after the Closing Date (or as soon as reasonably practicable thereafter).
Article V.    Closing
          Section 5.01 Time and Place.
     Unless this Agreement is earlier terminated pursuant to Article XII, the consummation of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall, subject to the satisfaction or waiver of the conditions to closing set forth in Articles IX and X, take place on the later to occur of (i)September 30, 2007 and (ii) the fifth Business Day after all of the conditions set forth in Section 9.03 and Section 10.04 are satisfied or waived, at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, D.C., unless another time or place shall be agreed to by the Parties.
     Section 5.02 Deliveries at Closing.
                    (a) Closing Deliveries by Sellers.
     At the Closing, Sellers shall deliver, or shall cause to be delivered to Buyer:
                              (i) a bill of sale and other appropriate documents and instruments of assignment, conveyance and transfer related to the Purchased Assets, in form and substance reasonably acceptable to Buyer, executed by the relevant Seller(s);
                              (ii) instruments of assignment, conveyance and transfer related to the Product Intellectual Property, in form and substance reasonably acceptable to Buyer, executed by the relevant Seller(s);
                              (iii) a covenant deed of conveyance for the Real Property (with the metes and bounds description of the Real Property conforming to the Survey), conveying such Real Property to Buyer (and including the rights to nine (9) land division splits), executed by Parkedale;
                              (iv) assignment and assumption agreements, in form and substance reasonably acceptable to Buyer, as may be necessary to effect the assignment to Buyer of all rights of Sellers in and to the Assigned Contracts and Leases and other Assumed Liabilities, executed by the relevant Seller(s);

                              (v) the Manufacturing Agreement, executed by King;
                              (vi) the Transitional Services Agreement, executed by King;
                              (vii) copies of such letters and forms from Sellers to the FDA, effective as of the Closing Date, as may be necessary to transfer to Buyer all rights of Sellers in and to the Regulatory Approvals;
                              (viii) a certificate of an executive officer of each Seller, certifying that all representations and warranties of such Seller contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though given on and as of such date, and that such Seller has performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date;
                              (ix) a certificate of the secretary or assistant secretary of each Seller, certifying as to the incumbency and signatures of the officers who are executing instruments on behalf of such Seller, and further certifying as to the authenticity and completeness of the following attachments: (A) the articles of incorporation or certificate of incorporation of such Seller; (B) the bylaws of such Seller, (C) a recent certificate of good standing from the appropriate office of the state of such Seller’s incorporation; and (D) the resolutions of the board of directors of such Seller authorizing the transactions contemplated by this Agreement.
                              (x) copies of all Required Consents other than Buyer Governmental Consents;
                              (xi) copies of all other Sellers Third Party Consents obtained as of Closing;
                              (xii) a certificate of each Seller, certifying that all Required Consents other than Buyer Governmental Consents have been obtained;
                              (xiii) opinions of Sellers’ counsel, substantially in the forms attached as Exhibit A;
                              (xiv) certificates executed by each Seller that, as of the Closing Date, such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;
                              (xv) an owner’s title affidavit and “gap” affidavit in form customarily required by the Title Company, together with such other documents as may be reasonably required by the Title Company;
                              (xvi) keys to all locks on the Real Property in Sellers’ possession;
                              (xvii) originals or, if originals are not available, copies of all Books and Records;

                              (xviii) originals or, if originals are not available, copies of all Regulatory Approvals;
                              (xix) originals or, if originals are not available, copies of all Assigned Contracts;
                              (xx) a letter from the City of Rochester confirming that the Real Property is in compliance with zoning Laws applicable to the Real Property;
                              (xxi) county and state real estate transfer declaration forms as required by the county and state real estate transfer tax laws;
                              (xxii) Powers of attorney, executed by Sellers, permitting Buyer to operate under Sellers’ Drug Enforcement Administration Registration Numbers RP0255338, RP0311530 and RP0235665, while Buyer’s applications for such registrations and licenses are pending;
                              (xxiii) all other instruments of transfer, duly executed by Sellers as shall be reasonably requested by Buyer to vest in Buyer good title to the Purchased Assets in accordance with this Agreement; and
                              (xxiv) such other certificates and documents customary in transactions similar to those contemplated hereby as are reasonably requested by Buyer.
                    (b) Closing Deliveries by Buyer.
     At the Closing, Buyer shall deliver or cause to be delivered to Sellers:
                              (i) the Base Price and the Inventory Price (less the amount set forth in Section 4.01(a)(ii)) in immediately available funds by wire transfer to an account or accounts that shall have been designated by Sellers not less than two (2) Business Days prior to the Closing Date;
                              (ii) assignment and assumption agreements, in form and substance reasonably acceptable to Sellers, as may be reasonably requested by Sellers to effect Buyer’s assumption of the Assigned Contracts and Leases and other Assumed Liabilities, executed by Buyer;
                              (iii) the Manufacturing Agreement, executed by Buyer;
                              (iv) the Transitional Services Agreement, executed by Buyer;
                              (v) copies of such letters and forms from Buyer to the FDA, effective as of the Closing Date, as may be necessary to transfer to Buyer all rights of Sellers in and to the Regulatory Approvals;

                              (vi) a certificate of an executive officer of Buyer, certifying that all representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though given on and as of such date, and that Buyer has performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date;
                              (vii) a certificate of the secretary or assistant secretary of Buyer, certifying as to the incumbency and signatures of the officers who are executing instruments on behalf of Buyer at Closing, and further certifying as to the authenticity and completeness of the following attachments: (A) the certificate of formation of Buyer; (B) the operating agreement or limited liability company agreement of Buyer (redacting any information relating to financial arrangements between the members), (C) a recent certificate of good standing from the appropriate office of the state of Buyer’s organization; and (D) the resolutions of the manager of Buyer authorizing the transactions contemplated by this Agreement;
                              (viii) copies of all Buyer Governmental Consents; and
                              (ix) such other certificates and documents customary in transactions similar to those contemplated hereby as are reasonably requested by Sellers.
                    (c) Post-Closing Deliveries by Sellers. Within a period of one hundred eighty (180) days following the Closing, Buyer shall specify the locations to which the Inventory (exclusive of Inventory located at the Facility) is to be delivered and the manner of delivery, and within two (2) days thereafter, Sellers shall cause such Inventory to be so delivered, at the sole cost and expense of Buyer.
Article VI.    Representations and Warranties of Sellers
     Sellers, jointly and severally, represent and warrant to Buyer as of the Effective Date and as of the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Sellers to Buyer on the Effective Date (the “Sellers Disclosure Schedule”), as follows:
     Section 6.01 Organization, Etc.
     Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Each Seller transferring Purchased Assets is duly qualified to conduct its business and is in good standing in each jurisdiction where such qualification is required.
     Section 6.02 Authority of Sellers.
     Each Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Sellers of this Agreement or the other Transaction Documents. This Agreement and the other Transaction Documents to which each Seller is a party have been duly and validly executed and delivered by such Seller and, when executed and delivered by Buyer, will each constitute a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     Section 6.03 Consents and Approvals.
               (a) Section 6.03(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all waivers, Permits, certifications, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that are required in connection with (i) the execution and delivery of this Agreement or the other Transaction Documents by Sellers or the performance of any of their obligations hereunder or thereunder or (ii) the consummation by Sellers of the transactions contemplated by this Agreement or the other Transaction Documents (collectively, the “Sellers Governmental Consents”).
               (b) Section 6.03(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any third party in connection with (i) the execution and delivery of this Agreement or the other Transaction Documents by Sellers or the performance of any of their obligations hereunder, or (ii) the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (collectively, the “Sellers Third Party Consents”).
     Section 6.04 Non-Contravention.
     The execution and delivery by Sellers of this Agreement does not, and the performance by them of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
               (a) conflict with or violate any provisions of the charter or bylaws of any Seller;
               (b) assuming the receipt of all Sellers Governmental Consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to any Seller, the Purchased Assets or Assumed Liabilities;
               (c) assuming the receipt of all Sellers Third Party Consents, conflict with or result in a breach or default under (or an event which, with notice or lapse of time or both, would constitute a breach or default), or termination of, cancellation of, or accelerate the performance required by, any Assigned Contract; or

               (d) result in the creation or imposition of any security interest, lien or any other Encumbrance other than a Permitted Encumbrance upon the Purchased Assets to which any Seller is a party or by which any Seller or any of its assets are bound.
     Section 6.05 Contracts.
               (a) Section 6.05(a) of the Sellers Disclosure Schedule lists each of the Contracts currently in effect on the date of this Agreement to which any Seller is a party or by which any Seller is bound and which relate exclusively or primarily to the conduct of the Business, except for (i) any such Contract that does not involve continuing payment or delivery obligations in excess of $10,000, is terminable on less than thirty (30) days notice by such Seller, and does not contain any terms that are material to conduct of the Business, (ii) Purchase Orders of less than $500,000 and (iii) the Multi-Product Contracts. Each of the Assigned Contracts is in effect and constitutes a legal, valid and binding agreement of Sellers, enforceable in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, or (y) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and Sellers have performed all of their required material obligations under, and are not in material violation or breach of or default under, any such Assigned Contract. Except as set forth in Section 6.05(a) of the Sellers Disclosure Schedule, no Seller has (i) received any written notice regarding any actual or alleged violation or breach of, or default under, any Assigned Contract, or (ii) waived any of its rights under any Assigned Contract. True and correct copies of each written Assigned Contract have been delivered to Buyer, except to the extent redacted pursuant to confidentiality obligations as disclosed on Section 6.05(a) of the Sellers Disclosure Schedule. No Person is negotiating any amount paid or payable to any Seller or other Person under or negotiating any term or provision of any of the Assigned Contracts with any of the Persons set forth on Section 6.15 of the Sellers Disclosure Schedule, except as disclosed therein.
               (b) Section 6.05(b) of the Sellers Disclosure Schedule sets forth a complete and correct list of each Contract to which any Seller is a party and pursuant to which any Seller sells one or more Products, together with other pharmaceutical products (that do not constitute part of the Business) of the Seller, to a third Person (each a “Multi-Product Contract” and collectively the “Multi-Product Contracts”).
     Section 6.06 Litigation.
     Except as disclosed in Section 6.06 of the Sellers Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to or affecting (a) the Purchased Assets, (b) the Business, (c) this Agreement or any other Transaction Document, or (d) the transactions contemplated hereby or any action taken or to be taken by Sellers in connection with this Agreement or any other Transaction Document. No Seller is subject to any Order that could reasonably be expected to materially impair or delay the ability of any Seller to perform its obligations hereunder.
     Section 6.07 Compliance with Law.

     Except as described in Section 6.07 of the Sellers Disclosure Schedule and except with respect to Environmental Laws (which are addressed in Section 6.08), Sellers’ ownership, operation and use of the Purchased Assets has been and is in compliance with all applicable Laws, and no Seller has received any written notice alleging any violation of such Laws.
     Section 6.08 Environmental Matters.
     Except as described in Section 6.08 of the Sellers Disclosure Schedule: (a) Sellers are in material compliance with all Environmental Laws as they relate to the Real Property and the conduct of the Business; (b) during the period from February 27, 1998 until the Closing Date, Sellers have not generated, received, handled, used, stored, treated, shipped, released, discharged, emitted or disposed of any Hazardous Substance in material violation of any Environmental Law at, upon, or from the Real Property; (c) Sellers have not received any demand, claim, notice of violation, or any governmental information request pursuant to any Environmental Law or pertaining to any release or threatened release of any Hazardous Substance at, upon, migrating onto or from the Real Property; (d) there are no underground storage tanks, septic systems, solid or hazardous waste disposal areas, surface impoundments, lagoons, waste pits, underground vaults, underground injection wells or monitoring wells located on the Real Property that were constructed, created or installed on the Real Property on or after February 27, 1998; and (e) to the Knowledge of Sellers there are no underground storage tanks, septic systems, solid or hazardous waste disposal areas, surface impoundments, lagoons, waste pits, underground vaults, underground injection wells or monitoring wells located on the Real Property that were constructed, created or installed prior to February 27, 1998. Notwithstanding the foregoing, Sellers make no representation or warranty as to any environmental condition expressly identified in any Environmental Inspection conducted pursuant to Section 8.05; as to such matters, the sole remedy is as set forth in Section 8.05. Sellers have provided for Buyer’s review all environmental reports, compliance audits, notices of violations and responses thereto in Sellers’ possession or control as well as all litigation documents and agency correspondence pertaining to compliance with Environmental Laws or an Environmental Remediation Obligation on the Real Property. Except as described in Section 6.08 of the Sellers Disclosure Schedule, there are no pending or, to the Knowledge of Sellers, threatened claims arising under Environmental Laws that have or may be filed by any Person with respect to the Real Property or the conduct of the Business. This Section 6.08 sets forth Sellers’ sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Substances, and other environmental matters.
     Section 6.09 Real Property and Equipment.
               (a) Section 1.103 of the Sellers Disclosure Schedule sets forth a description of the Real Property. Section 1.48 of the Sellers Disclosure Schedule sets forth a description of all Equipment. Sellers are the sole owners or holders of, and have good and marketable title to, all Real Property and Equipment, free and clear of all Encumbrances, except for Permitted Encumbrances. There are no parties in possession of any portion of the Real Property other than Sellers. Sellers have not granted any oral or written right to any Person to lease, sublease, license or otherwise use or occupy any of the Real Property. There are no options or rights in any Person to purchase or acquire any ownership interest in the Real

Property or the Equipment. Upon Closing, good and marketable title to Equipment will pass to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances.
               (b) The Real Property and all appurtenances and improvements, as used, constructed or maintained by Sellers at any time, conform to applicable Law in all material respects, and except as described in Section 6.07 and Section 6.08 of the Sellers Disclosure Schedule, Sellers have not received notice of violation of any such legal requirements with respect to the Real Property. Without limiting the foregoing, the Real Property and Equipment, taken as a whole, are in good and sufficient condition for the operation of the Business in the manner currently conducted by Sellers (ordinary wear and tear excepted). No condemnation, eminent domain or similar proceeding is pending or, to the Knowledge of Sellers, threatened with respect to all or any portion of the Real Property. Sellers have received no written notice from their insurance carriers, lenders or from any Governmental or Regulatory Authority that any repairs, replacements or alterations are required to be made to the Real Property which have not been made.
               (c) No material changes to “Building 100” on the Real Property have occurred since April 1, 2007.
               (d) There is no pending proceeding with respect to ad valorem taxes relating to the Real Property and, to Sellers’ Knowledge, Sellers are not in default with respect to their obligations under any easement agreement or restrictive covenant affecting the Real Property .
               (e) As of March 31, 2007, the Equipment has a book value of not less than $21 million..
     Section 6.10 Inventory.
               (a) All of the finished Products included in Inventory (not including the Restricted Inventory): (i) are useable in the Ordinary Course of Business, (ii) have been manufactured, handled and stored in accordance with the specifications for such Products set forth in the applicable Regulatory Approval(s) and applicable Law, (iii) are not adulterated or misbranded under the FFDCA and (iv) may be introduced into interstate commerce in the United States pursuant to the FFDCA.
               (b) All of the work-in-process, raw materials, active product ingredients, excipients, packaging materials and components included in Inventory have been, as the case may be, manufactured, handled, and stored in accordance with cGMP, and applicable Law.
     Section 6.11 Insurance.
     Section 6.11 of the Sellers Disclosure Schedule contains a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance related to the Business held by Sellers. All insurance policies are in the name of Sellers or an Affiliate thereof and all premiums with respect to such policies are currently paid. Neither Sellers nor an Affiliate thereof has received notice of cancellation or termination of any such policy. Except as set forth in Section 6.11 of the Sellers Disclosure Schedule, since June 1, 2004, neither Sellers nor an Affiliate thereof has made any material claim relating to the Products against any insurance policy.
     Section 6.12 Regulatory Matters.
               (a) The Regulatory Approvals are in full force and effect. There is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the Knowledge of Sellers, threatened seeking the recall of any of the Products or the revocation, cancellation, modification or suspension of the Regulatory Approvals or seeking to enjoin the production of any of the Products. Sellers have made available to Buyer complete and correct copies of the Regulatory Approvals and Sellers have provided Buyer with all material written communications from the FDA or other Governmental or Regulatory Authority relating to those Regulatory Approvals. The Sellers have operated the Facility in compliance with cGMPs.
               (b) Sellers have timely filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse event reports, with respect to the Regulatory Approvals. With respect to each of the Products for which a Regulatory Approval has been approved by the FDA, the Sellers have acted in compliance with 21 U.S.C. Sections 351, 352 and 355; 21 C.F.R. Parts 210, 211, or 314 et seq, respectively, and all terms and conditions of such Regulatory Approvals.
               (c) Except as set forth in Section 6.12(c) of the Sellers Disclosure Schedule, during the two (2) years prior to the date of each of this Agreement and Closing, with respect to the Products, Sellers and, to the Knowledge of Sellers, any third party contractor that manufactures or manufactured such Products for Sellers, have not received or been subject to: (i) any FDA Form 483s with respect to such Products; (ii) any FDA Notices of Adverse Findings with respect to such Products; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental or Regulatory Authority in which the FDA or such other Governmental or Regulatory Authority asserted that the operations of Sellers or such third party contractors were not in compliance with applicable Law including cGMPs with respect to such Products in the United States. Except as set forth in Section 6.12(c) of the Sellers Disclosure Schedule, during the two (2) years prior to the date of this Agreement, there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of Sellers concerning any of the Products in the United States or any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in such Products in the United States, and Sellers have made available to Buyer every complaint and notice of alleged defect or adverse reaction with respect to such Products in the United States that has been received in writing by Sellers or that, to the Knowledge of Sellers, has been orally transmitted to and recorded by Sellers.
               (d) Except as set forth in Section 6.12(d) of the Sellers Disclosure Schedule, during the two (2) years prior to the date of each of this Agreement and Closing, with respect to the Sellers’ contract manufacturing business at the Facility, Sellers, have not received or been subject to: (i) any FDA Form 483s with respect to such business; (ii) any FDA Notices of Adverse Findings with respect to such business; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental or Regulatory Authority in which the FDA or such other Governmental or Regulatory Authority asserted that the operations of Sellers were not in compliance with applicable Law including cGMPs.
               (e) Sellers have paid all fees required by any Regulatory Authority with respect to the Regulatory Approvals, including filing fees applicable to the Products, and all establishment fees applicable to the Facility.
               (f) Except as set forth on Section 6.12(f) of the Sellers Disclosure Schedule, since June 15, 2005, Sellers have, with respect to the Products, (i) timely filed with the appropriate Governmental or Regulatory Authority all reports required by applicable Law or any rebate agreement to be filed by or on behalf of it with respect to average manufacturer price (as defined under the Social Security Act, 42 U.S.C. Sections 1396r-8(k)(1)), Best Price and average sales price, and each such report has been complete and accurate; and (ii) timely paid all rebate amounts due and owing to a Governmental or Regulatory Authority in accordance with applicable Law and any rebate agreement entered into with such Governmental or Regulatory Authority. Since June 15, 2005, no deficiency with respect to such reports or rebates has been asserted in writing against Sellers with respect to the Products or the Business.
               (g) Sellers have not submitted any Investigational New Drug Applications to the FDA for the Products and there are currently no clinical trials being conducted with respect to the Products.
     Section 6.13 Brokers.
     Except for the fees of Colliers International, which will be paid by Sellers, and the fees of Pharma Biosource Realty LLC and Pharma Biosource Inc., which will be paid by Colliers International (and, as between Sellers and Buyer, are the sole responsibility of Sellers), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers that might be entitled to any fee or commission from Sellers or Buyer or any of their Affiliates in connection with the transactions contemplated hereby.
     Section 6.14 Product Intellectual Property.
               (a) Except as set forth in Section 6.14(a) of the Sellers Disclosure Schedule, all necessary registration, maintenance and renewal fees due in connection with the Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, trademark or other Governmental or Regulatory Authorities for the purposes of maintaining such items. Except as set forth on Section 6.14(a) of the Sellers Disclosure Schedule, none of the Registered Intellectual Property is registered in the name of any one or more Persons other than the Sellers.

               (b) Except as set forth in Section 6.14(b) of the Sellers Disclosure Schedule, the transactions contemplated by this Agreement will not result in a default under any Contract involving the grant to any Seller of any rights in the Product Intellectual Property.
               (c) Except as set forth in Section 6.14(c) of the Sellers Disclosure Schedule, no Seller has received any written notice from any Person, or has Knowledge, that the use of the Product Intellectual Property in connection with the Purchased Assets infringes the intellectual property rights of any Person.
               (d) Except as set forth in Section 6.14(d) of the Sellers Disclosure Schedule, no Seller has received written notice from any Person, or has Knowledge, of any unauthorized use, infringement, or misappropriation of any of the Product Intellectual Property by any Person.
               (e) Except as set forth in Section 6.14(e) of the Sellers Disclosure Schedule, there are no Actions or Proceedings (including any inventorship challenges) pending or, to the Knowledge of Sellers, threatened with respect to any of the Product Intellectual Property, nor have such Actions or Proceedings been brought during the past two (2) years.
               (f) Except as set forth in Section 6.14(f) of the Sellers Disclosure Schedule, none of the Product Intellectual Property is or has been the subject of any invalidation, opposition, cancellation, abandonment or similar proceeding that has not been resolved in favor of Sellers, and to the Knowledge of Sellers there is no actual or threatened claim or assertion to the contrary.
               (g) Section 6.14(g) of the Sellers Disclosure Schedule sets forth a complete and accurate list of (i) all Registered Intellectual Property; (ii) each material Contract pursuant to which Sellers have rights to Product Intellectual Property; and (iii) all licenses granted by the Sellers to any third party with respect to any Product Intellectual Property or the Business and all licenses granted by any third party to the Sellers with respect to any Product Intellectual Property (other than licenses of “shrink wrapped” or “off the shelf” software licenses licensed to the Sellers) or the Business.
               (h) Except for the Product Intellectual Property, the Licensed Trademarks, the Know-How, and the Corporate Names, and except as set forth on Section 6.14(h) of the Sellers Disclosure Schedule, no Seller owns any patent, invention, trademark or trademark rights, trade dress, service mark or service mark rights, service name or service name rights, product name, brand name, domain name, copyright or copyright rights, slogan, technical information, trade secret, design, methodology, or know-how that is used as of the Closing Date or has been used during the past twelve (12) months directly in connection with the Business.
               (i) Except as set forth on Section 6.14(i) of the Sellers Disclosure Schedule, with respect to each item of Product Intellectual Property used by any Seller in the Business, (i) such Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrance or other restriction, except for Permitted Encumbrances; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge affecting the legality, validity or enforceability of the item or such Seller’s use or ownership of the item beyond those listed; and (iii) no proceeding is pending or, to Sellers’ Knowledge, threatened that challenges the legality, validity, use, ownership or enforceability of the item. The Sellers own all right, title and interest in and to all Product Intellectual Property created by any current or former employee or independent contractor in the course of his or her relationship with the Sellers.
               (j) Sellers have used commercially reasonable efforts to prevent unauthorized disclosure of each item of Product Intellectual Property that derives its value from being kept in confidence.
               (k) Sellers do not own or license any foreign patents or foreign patent applications with respect to the Products or the Business.
     Section 6.15 Customers and Suppliers.
     Section 6.15 of the Sellers Disclosure Schedule sets forth the nine largest contract manufacturing customers and ten largest suppliers (in dollar volume) of the Business for the last twelve (12) months and the amounts which were billed to such customers or by such suppliers. Except as set forth on Section 6.15 of the Sellers Disclosure Schedule, no such supplier or contract manufacturing customer has canceled or otherwise terminated, or made any written threat, or to the Knowledge of Sellers any non-written threat, to Sellers to cancel or otherwise terminate such entity’s relationship with the Business or has during the last twelve (12) months decreased materially, or made any written threat, or to the Knowledge of Sellers any non-written threat, to Sellers to decrease materially, such entity’s services or supplies to the Business or such entity’s purchase of products of the Business, as the case may be.
     Section 6.16 Title and Sufficiency.
               (a) Except as set forth in Section 6.16 of the Sellers Disclosure Schedule, and except as otherwise specified pursuant to Section 6.09 with respect to Real Property and Equipment, (i) Sellers have good and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) to Sellers’ Knowledge, there are no adverse claims of ownership to the Purchased Assets; and (iii) no Seller has received notice that any Person or Persons has asserted a claim of ownership or right of possession or use in and to any of the Purchased Assets.
               (b) Upon Closing, good and marketable title to the Purchased Assets other than the Real Property and Equipment (which are addressed in Section 6.09) will pass to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances.
               (c) The Purchased Assets, together with the Excluded Assets listed in clauses (i) through (xiv) of the definition of “Excluded Assets,” constitute all of the material assets used by Sellers to conduct the Business as it is presently conducted.

     Section 6.17 Financial Information/Books and Records.
               (a) Section 6.17(a) of the Sellers Disclosure Schedule sets forth certain unaudited financial information relating to fixed asset registers as of December 31, 2006 and cost and net sales of each of the Products and the Business for the twelve month period ending December 31, 2006 (the “Financial Information”). The Financial Information fairly presents in all material respects the fixed asset registers, cost and net sales of each of the Products and the Business for such period.
               (b) The Books and Records prepared or compiled by Sellers, taken as a whole and taking into account the nature of each type of record or communication included therein, are accurate and correct in all material respects and accurately reflect the transactions and other information purported to be contained therein. Those items included in the Books and Records and prepared or compiled by Sellers that purport to be complete or comprehensive documents or accumulations of data are complete in all material respects.
     Section 6.18 Absence of Certain Changes.
     Except as set forth in Section 6.18 of the Sellers Disclosure Schedule, since December 31, 2006:
               (a) there has been no Material Adverse Change;
               (b) Sellers have conducted the Business only in the Ordinary Course of Business;
               (c) Sellers have not sold, transferred or assigned any portion of the assets used exclusively or primarily in the Business, except for inventory in the Ordinary Course of Business, or caused or permitted any of the Purchased Assets to become subject to any Encumbrances other than Permitted Encumbrances;
               (d) except in the Ordinary Course of Business, Sellers have not (A) agreed to pay any bonus, extra compensation, pension or severance pay to any Existing Employee, (B) increased the benefits payable under the Employee Benefit Plans applicable to any Existing Employee, or (C) otherwise increased the wage, salary or compensation (of any nature) or benefits to any Existing Employee, earning more than $25,000 per year;
               (e) except in the Ordinary Course of Business, Sellers have not (i) made any material change in customary methods of operation with respect to the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing, or (ii) entered into any other transaction with respect to the Business or the Products;
               (f) Sellers have not allowed any material Permit to lapse or terminate or failed to renew any material Permit that is scheduled to terminate or expire within sixty (60) days after the Closing Date, except for those Permits that are non-transferable and will terminate automatically upon the Closing; and

               (g) Sellers have not entered into any Contract to do any of the foregoing.
     Section 6.19 Employee Matters.
               (a) During the last three (3) years there has been no labor strike, slowdown, lockout or work stoppage and, to Sellers’ Knowledge, none is threatened with respect to the Business.
               (b) Section 6.19(b) of the Sellers Disclosure Schedule sets forth each of the Employee Benefit Plans which a Seller, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has any liability of any nature with respect to, for the benefit of present or former employees of the Business (referred to collectively as the “Seller Employee Benefit Plans” and individually as a “Seller Employee Benefit Plan”).
               (c) Sellers have not had any layoffs or reductions in force of Existing Employees within the ninety (90) day period prior to the Effective Date of this Agreement.
               (d) Other than (i) the Seller Employee Benefit Plans or as set forth on Section 6.19(d) of the Sellers Disclosure Schedule and (ii) the CBA, Sellers are not subject to, and no Existing Employee benefits from, any agreement, arrangement, understanding, course of dealing or custom between or among any Existing Employee, on the one hand, and Sellers, on the other hand.
               (e) Sellers are in compliance with their obligations pursuant to the WARN Act, and any similar state or local law, in respect of the Business.
               (f) Section 6.19(f) of the Sellers Disclosure Schedule contains an accurate and complete list of all Existing Employees as of June 1, 2007 affected or covered by a Seller Employee Benefit Plan. Prior to Closing, accurate and complete summary plan descriptions of all of the Seller Employee Benefit Plans will have been provided to Buyer as well as the most recent determination letter issued, if any, or if none, the Internal Revenue Service opinion or advisory letter issued with respect to a Seller Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, service agreements and all related contracts and documents. No reason or condition exists that would cause such qualified status to be revoked for any period. None of the Seller Employee Benefit Plans is subject to Title IV of ERISA or Code Section 412. None of the Seller Employee Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f).
               (g) Except as set forth on Section 6.19(g) of the Sellers Disclosure Schedule, no Seller Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to the Existing Employees beyond their retirement or other termination of service (other than (i) coverage or benefits mandated by applicable law, (ii) death benefits or retirement benefits under any “pension plan,” as the term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of Sellers).

               (h) With respect to the Seller Employee Benefit Plans, Sellers and each ERISA Affiliate will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and, within a reasonable period following the Closing Date, will make all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date.
               (i) Except as set forth on Section 6.19(i) of the Sellers Disclosure Schedule, all of the Seller Employee Benefit Plans are, and have been, operated in compliance with their provisions and with all applicable Laws including ERISA and the Code. Sellers, their ERISA Affiliates, and all fiduciaries of the Seller Employee Benefit Plans have complied with the provisions of the Seller Employee Benefit Plans and with all applicable Laws including ERISA and the Code.
               (j) There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Seller Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor or the plan administrator or, to the Knowledge of Sellers, any fiduciary of any such plan (other than routine benefit claims). To the Knowledge of Sellers, there are no investigations or audits by any Governmental or Regulatory Authority of any of the Seller Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator, or any fiduciary of any such plan that have been instituted or threatened.
     Section 6.20 Permits.
               (a) Sellers own, hold or possess all Permits required under applicable Law necessary to manufacture, label, market, sell, and store and distribute the Products and to otherwise conduct the Business as currently conducted.
               (b) Section 6.20(b) of Sellers Disclosure Schedule sets forth a list and description of all material Permits obtained by Sellers (i) to own, lease, operate and use the Purchased Assets, (ii) to manufacture, label, market, sell, store and distribute the Products and (iii) to carry on and conduct the Business as currently conducted.
     Section 6.21 Projections.
     The projections and forward looking financial data set forth on Section 6.21 of Sellers Disclosure Schedule are true, accurate and final copies of internal projections and forward looking financial data prepared by Sellers in good faith for their internal use assuming continued operation of the Business by Sellers. Sellers make no representation or warranty as to the reasonableness of such projections or any representation or warranty that Sellers would have or Buyer will realize or achieve the results contained in such projections.
     Section 6.22 Restrictions on Sales.

          Except as set forth on Section 6.22 of the Sellers Disclosure Schedule, no Seller is a party to or bound by any Contract that would limit the sales of the Products in any geographical area within the United States.
          Section 6.23 Accounts Receivable.
          All Contract Receivables on the Closing Date (i) have arisen (or will have arisen as of the Closing Date) from bona fide transactions in the Ordinary Course of Business of the contract manufacturing portion of the Business and (ii) arose, or will arise from the sale of goods or services on customary trade terms in the ordinary course of the contract manufacturing portion of the Business. None of the Sellers has accelerated the collection of its Contract Receivables outside the Ordinary Course of Business.
          Section 6.24 Patriot Act; FCPA; Trading with the Enemy Act.
     Each Seller is in compliance in all material respects with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), to the extent applicable to such Seller. No part of the proceeds hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the federal Foreign Corrupt Practices Act of 1977. The use by Sellers of proceeds from the sale thereof will not result in a violation of the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order in connection therewith. Each Seller has anti-money laundering policies and procedures in place reasonably designed for it to comply with the anti-money laundering regulations applicable to it in each jurisdiction in which such Seller operates.
          Section 6.25 No Other Representations and Warranties.
          EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE COVENANT DEED FOR THE REAL PROPERTY AND IN THE OTHER TRANSACTION DOCUMENTS, SELLERS HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH REGARD TO THE PRODUCTS, THE PURCHASED ASSETS AND THE BUSINESS, INCLUDING THE FUTURE PROFITABILITY OF THE PURCHASED ASSETS, THE PRODUCTS OR THE BUSINESS, AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.
Article VII. Representations and Warranties of Buyer
          Buyer represents and warrants to Sellers as of the Effective Date, and as of the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure schedule

(referencing the appropriate Sections hereof) supplied by Buyer to Sellers on the Effective Date (the “Buyer Disclosure Schedule”), as follows:
     Section 7.01 Corporate Organization.
     Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to own its assets and carry on its business as currently conducted. Buyer is duly qualified to conduct its business and is in good standing in each jurisdiction where such qualification is required.
     Section 7.02 Authority of Buyer.
     Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which each is a party have been duly and validly authorized and no additional company authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Buyer and, when executed and delivered by Sellers, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     Section 7.03 Consents and Approvals.
               (a) Section 7.03 of the Buyer Disclosure Schedule sets forth a complete and accurate list of all material Permits, certifications, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that are required for Buyer to lawfully operate the Business upon Closing, other than those Permits where a Governmental or Regulatory Agency allows for a grace period to operate upon Closing (collectively, the “Buyer Governmental Consents”).
               (b) Assuming the receipt of all Buyer Governmental Consents, Sellers Governmental Consents and Sellers Third Party Consents and the Powers of Attorney specified in Section 5.02(a)(xxii), no consents, waivers, approvals, or authorizations of, or notices to, any third party are required in connection with (i) the execution and delivery of this Agreement or the other Transaction Documents by Buyer or the performance of its obligations hereunder, and (ii) the consummation by Buyer of the transactions contemplated by this Agreement or the other Transaction Documents.
     Section 7.04 Non-Contravention.

     The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
               (a) conflict with or violate any provisions of the certificate of formation and limited liability company agreement of Buyer;
               (b) assuming the receipt of all Buyer Governmental Consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or
               (c) assuming the receipt of all Sellers Governmental Consents, Sellers Third Party Consents and Buyer Governmental Consents, conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which Buyer is a party or by which Buyer or any of its assets is bound.
     Section 7.05 Litigation.
     There are no Actions or Proceedings pending, or to the Knowledge of Buyer, threatened against, relating to, affecting or arising in connection with (a) this Agreement or any other Transaction Document or (b) the transactions contemplated hereby or any action taken or to be taken by Buyer in connection with this Agreement or any other Transaction Document. The Buyer is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.
     Section 7.06 Brokers.
     There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer that might be entitled to any fee or commission from Sellers or Buyer or any of their Affiliates in connection with the transactions contemplated hereby.
     Section 7.07 No Other Representations and Warranties.
     EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS, BUYER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN.
Article VIII. Covenants of the Parties
     Section 8.01 Maintenance of Purchased Assets Prior to Closing.

     From the date of this Agreement until the Closing, or the termination of this Agreement in accordance with Section 12.01, Sellers shall use the Purchased Assets and operate the Business in the Ordinary Course of Business except to the extent specifically contemplated by this Agreement or otherwise consented to by Buyer in writing. In particular, during such period, Sellers shall (except to the extent specifically contemplated by this Agreement or otherwise consented to by Buyer in writing):
               (a) market, sell and distribute the Products in the Ordinary Course of Business;
               (b) not (i) transfer any asset that would otherwise constitute a Purchased Asset, except inventories of the Products and advertising and promotional materials in the Ordinary Course of Business, (ii) dispose of, or trade in, any material portion of the Equipment or (iii) create, incur, assume, or suffer to exist any Encumbrance upon or with respect to any Purchased Asset, except for Permitted Encumbrances;
               (c) except in the Ordinary Course of Business, and except as set forth in Section 8.01(c) of the Sellers Disclosure Schedule, not enter into or amend any patent, trademark or trade name or know-how licenses, or any other leases, licenses, Contracts or other commitments relating to the Purchased Assets or the Business (and after the Closing, none of the Sellers shall grant any such licenses relating to the Purchased Assets or the Business);
               (d) continue to meet the contractual obligations of, and to pay when due the obligations relating to, the Purchased Assets or the Business as they mature in the Ordinary Course of Business;
               (e) hold and store all inventories of the Products in compliance in all material respects with (i) the specifications for such Products set forth in the applicable Regulatory Approval, (ii) applicable Law and (iii) the Ordinary Course of Business;
               (f) comply with all Laws applicable to Sellers, the Business or the Purchased Assets;
               (g) perform and observe all of the terms and provisions of each Assigned Contract to be performed or observed by it, enforce each Assigned Contract in accordance with its terms and, except as required by law, not enter into or terminate any Assigned Contracts or make any amendments or modifications to any Assigned Contracts;
               (h) except in the Ordinary Course of Business, as required by law, or pursuant to stay bonus or similar arrangements described on Section 6.19(d) of the Sellers Disclosure Schedule, not increase the aggregate amount of compensation or benefits of the employees of the Business earning more than $25,000 per annum, including, without limitation, base salaries and bonuses of all types, whether paid or accrued, without the written consent of the Buyer (such consent not to be unreasonably withheld or delayed);

               (i) use commercially reasonable efforts to preserve its current relationships with its customers, suppliers, vendors and other Persons with which it has significant business relationships in a manner consistent with the Ordinary Course of Business; and
               (j) maintain and make all repairs to the Real Property and Equipment in the Ordinary Course of Business.
     Section 8.02 Reasonable Efforts.
               (a) Subject to Section 8.02(b), each of the Parties shall use its Reasonable Efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the obligations of the other Party hereto to consummate the transactions contemplated hereby to be satisfied, including obtaining all consents and approvals of all Persons and Governmental or Regulatory Authorities, removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement, and obtaining the execution and delivery of such further instruments and documents, as may be reasonably requested by any Party to complete or perfect the transactions contemplated hereby.
               (b) From the date hereof until the date that is one hundred and twenty (120) days after Closing, Sellers shall use its Reasonable Efforts to obtain all Sellers Third Party Consents. From and after the date that is one hundred and twenty (120) days after Closing, Sellers shall have no obligation whatsoever with respect to any Sellers Third Party Consent and Sellers shall have no Liability to Buyer for any failure to obtain any Sellers Third Party Consent or to transfer to Buyer any Contract (or portion thereof), the transfer of which would require Sellers to obtain a Sellers Third Party Consent. Buyer agrees to use its Reasonable Efforts to cooperate and assist Sellers in obtaining all Sellers Third Party Consents.
     Section 8.03 Cooperation.
     Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Sellers’ cooperation in the efforts of Buyer to obtain any consents and approvals of any Governmental or Regulatory Authority required for Buyer to be able to own the Purchased Assets and operate the Business.
     Section 8.04 Access.
               (a) From the date of this Agreement until the Closing, Sellers shall permit Buyer and its representatives to have access, during regular business hours and upon reasonable advance notice, to the Purchased Assets, subject to reasonable rules of Sellers and any applicable Laws. In addition, Sellers shall provide Buyer with the right to interview at reasonable times and make offers of employment to each of the Existing Employees. Buyer will make Reasonable Efforts to minimize any disruption to the business of Sellers that may result from the access or interviews described above. Sellers shall instruct their employees, counsel and financial advisors to cooperate with Buyer in its investigation of the Purchased Assets.
               (b) Upon the request of Sellers, from and after the Closing and prior to the seventh anniversary of the Closing, to the extent permitted by applicable Law, Buyer shall permit Sellers and its representatives to have access, during regular business hours and upon reasonable advance notice, to inspect and copy the Books and Records and other documents in Buyer’s possession to the extent pertaining to the Purchased Assets prior to the Closing Date for Tax purposes and in connection with Actions or Proceedings. Sellers will make Reasonable Efforts to minimize any disruption to the business of Buyer that may result from the access described above.
     Section 8.05 Real Property.
               (a) Buyer has ordered from the Title Company a title insurance search and commitment for a title insurance policy (the “Title Commitment”), setting forth the status of title to the Real Property and any defects in or objections to title (“Title Exceptions”). Sellers shall provide to Buyer no later than thirty (30) days after the Effective Date the Survey. No later than ten (10) business days after Buyer’s receipt of the Survey and Title Commitment, Buyer shall notify Sellers of any Title Exceptions disclosed by the Title Commitment (or Survey) that are objectionable to Buyer (“Title Objections”). Prior to Closing, Sellers shall cure, at Sellers’ expense, all Title Objections which are not Permitted Encumbrances.
               (b) Prior to Closing, Sellers, at their sole cost and expense, shall obtain approval for the lot split and tax parcel adjustment of the Real Property. The lot split and tax parcel adjustment shall not impose any financial obligation on Buyer or any limitations on the use or future development of the Real Property.
               (c) From the date hereof until the earliest of (i) the date sixty (60) days after the date of this Agreement, (ii) the Closing Date and (iii) the termination of this Agreement, upon reasonable notice to Sellers, Buyer and its employees, agents, and contractors (including any surveyors, engineers and environmental consultants) shall have the right to enter on the Real Property from time to time during normal business hours for the purposes of making, at Buyer’s expense, (A) engineering, architectural, title, zoning, survey, and other similar studies that Buyer reasonably deems necessary or desirable in connection with the transaction contemplated hereby (the “Real Property Inspection”) and (B) Phase I and Phase II environmental studies of the Real Property (the “Environmental Inspection”). Buyer shall coordinate with Sellers to minimize any interference with the operations of Sellers that may be caused by any Real Property Inspection and Environmental Inspection and shall conduct such inspections in accordance with the Access Agreement.
               (d) If, as a result of any Environmental Inspection performed by Buyer following the Effective Date, Buyer identifies any Hazardous Substance at, on, under or migrating to or from the Real Property that requires remediation under any applicable

Environmental Laws, taking into account the current use of the Real Property, but excluding therefrom any matters disclosed on Section 6.08 of the Sellers Disclosure Schedule (an “Environmental Remediation Obligation”), then, promptly after receipt of a report pertaining to the Environmental Inspection, but in no event later than the earlier of (x) the date sixty (60) days after the date of this Agreement, and (y) the Closing Date, Buyer shall deliver written notice to Sellers (the “Environmental Remediation Obligation Notice”) setting forth in reasonable detail the basis for and any evidence of an Environmental Remediation Obligation, and a good faith estimate of the likely costs, to the extent known, associated with such Environmental Remediation (as defined herein). If Buyer fails to give such Environmental Remediation Obligation Notice before the date specified, Buyer shall be deemed to have accepted all matters requiring Environmental Remediation expressly disclosed in the Environmental Inspection and to have waived any claims against Sellers with respect thereto except as provided for in this Agreement. If Buyer delivers such Environmental Remediation Obligation Notice, Buyer shall be deemed to have accepted all matters requiring Environmental Remediation expressly disclosed in the Environmental Inspection other than the Environmental Remediation Obligations expressly set forth in the notice and to have waived any claims against Sellers with respect thereto except as provided for in this Agreement. If such Environmental Inspection reveals (and the Environmental Remediation Obligation Notice sets forth) an Environmental Remediation Obligation that Buyer reasonably estimates will cost more than Five Hundred Thousand Dollars ($500,000) to complete such Environmental Remediation, employing cost-effective methods, applicable risk-based clean-up standards, deed restrictions and institutional and engineering controls to the extent commercially reasonable (such Environmental Remediation Obligation, an “Excess Remediation Obligation”), then (notwithstanding anything else contained in any Transaction Document), either Buyer or Seller may terminate this Agreement upon written notice to the other Party in accordance with the procedures set forth in Section 8.05(e) below. If such Environmental Inspection reveals (and the Environmental Remediation Obligation Notice sets forth) an Environmental Remediation Obligation that is not an Excess Remediation Obligation, Sellers shall perform an Environmental Remediation thereof. If Buyer delivers an Environmental Remediation Obligation Notice which sets forth an Excess Remediation Obligation to Sellers within ten (10) Business Days prior to the Closing Date, then (unless otherwise agreed by all Parties) the Closing Date shall be extended by ten (10) Business Days.
               (e) Upon delivery by Buyer of an Environmental Remediation Obligation Notice which sets forth an Excess Remediation Obligation, Sellers may notify Buyer by written notice (the “Cure Response Notice”), in no event later than the date that is five (5) Business Days after Buyer’s delivery of the Environmental Remediation Obligation Notice (the “Cure Notice Deadline”) that either (i) Sellers agree to conduct an Environmental Remediation of such Excess Remediation Obligation, (ii) Sellers do not intend to conduct an Environmental Remediation of such Excess Remediation Obligation or (iii) Sellers are terminating this Agreement. If Sellers do not provide a Cure Response Notice to Buyer by the Cure Notice Deadline, Sellers shall be deemed to have agreed to conduct an Environmental Remediation of such Excess Remediation Obligation. Buyer may notify Sellers by written notice, in no event later than the date that is five (5) Business Days after the Cure Notice Deadline (the “Buyer Termination Deadline”) whether Buyer is terminating this Agreement. If Buyer does not terminate this Agreement by the Buyer Termination Deadline or fails to respond by the Buyer Termination Deadline, Buyer shall be deemed to have accepted Sellers’ response (or deemed response) in the Cure Response Notice. For the avoidance of doubt, if Sellers notify Buyer in the Cure Response Notice of Sellers’ intention not to conduct an Environmental Remediation of the Excess Remediation Obligation and Buyer does not terminate this Agreement as provided herein, Buyer shall be deemed to have accepted such Excess Remediation Obligation. If Sellers notify Buyer in the Cure Response Notice of Sellers’ agreement to conduct an Environmental Remediation of the Excess Remediation Obligation (or Seller is deemed to have agreed to conduct such Environmental Remediation) and Buyer does not terminate this Agreement as provided herein, Buyer shall be deemed to have accepted Sellers’ Environmental Remediation of the Excess Remediation Obligation. If Sellers have accepted or have been deemed to have accepted a Remediation Obligation or an Excess Remediation Obligation and Sellers do not complete the Environmental Remediation on or prior to Closing, then Sellers shall be contractually obligated to complete such Environmental Remediation promptly following Closing. Buyer’s rights under Section 8.05(d) and Section 8.05(e) and its enforcement of any contractual obligations undertaken by Sellers pursuant to this Section 8.05(e) shall be Buyer’s exclusive remedies for any Excess Remediation Obligation or Environmental Remediation Obligation identified in any Environmental Inspection.
               (f) If Sellers perform any Environmental Remediation pursuant to this Section 8.05, Sellers shall (i) select a qualified consultant to oversee such remediation, subject to the approval of Buyer, whose approval shall not be unreasonably withheld, conditioned or delayed; (ii) provide Buyer with a reasonable opportunity to comment in advance upon any material written communications, filings, reports, correspondence or other writings given to any Governmental or Regulatory Authority and to participate in any meetings with such Governmental or Regulatory Authority in connection with such Environmental Remediation; (iii) comply with applicable Laws, including Environmental Laws; (iv) employ cost-effective remediation methods, use applicable risk-based clean-up standards and employ deed restrictions and institutional and engineering controls to the extent commercially reasonable and approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, it being agreed that Buyer will not oppose any restrictions that limit the use of the Real Property to industrial uses or which prohibit the use of groundwater beneath the Real Property; (v) keep Buyer reasonably informed of the progress of any such Environmental Remediation and the schedule for completing such Environmental Remediation; and (vi) within three (3) Business Days of receipt, use commercially reasonable efforts to provide to Buyer copies of all material written communications, filings, reports, correspondence or other writings, photographs or materials received from any Person (including any Governmental or Regulatory Authority) in connection with any such Environmental Remediation.
               (g) After the Closing, Buyer shall permit Sellers and their representatives and consultants access to the Real Property for the purpose of performing the Environmental Remediation, so long as Sellers use commercially reasonable efforts to minimize interference with the conduct of Buyer’s business, as described more fully in the Environmental Remediation Site Access Agreement among King, Parkedale and Buyer (the “ER Access Agreement”). Following completion of any Environmental Remediation performed by Sellers, Sellers shall promptly return the Real Property to substantially the same condition in which it existed prior to the commencement of the Environmental Remediation (except with respect to Hazardous Substances remediated) and close any wells in accordance with applicable Laws and industry standards. After the Closing, Buyer shall reasonably cooperate with Sellers with respect to any Environmental Remediation performed by Sellers pursuant to this Section 8.05 as provided in the ER Access Agreement.
          Section 8.06 Public Announcements.
     Sellers and Buyer agree that immediately following the execution of this Agreement, they will issue a joint press release in substantially the form attached hereto as Exhibit B. Prior to and in connection with the Closing, Sellers and Buyer shall use commercially reasonable efforts to coordinate in connection with any press release or public announcement relating to this Agreement and the transactions contemplated hereby. Sellers and Buyer agree that prior and subsequent to the Closing, no Party may use the names of Morgan Stanley, Morgan Stanley Principal Investments, Inc. (“MSPI”) or any of MSPI’s Affiliates in any public announcement, posting of information on a website or written news release relating to this transaction without the prior written consent of MSPI, except that Sellers may publicly identify the relationship between Buyer and MSPI to the extent contained in the press release attached hereto as Exhibit B.
          Section 8.07 Bulk Sales. Without limitation of Buyer’s rights under Section 11.02(a) hereunder, Buyer hereby acknowledges that Sellers are not complying with the provisions of any bulk sales Laws of any jurisdiction applicable to the transactions contemplated by this Agreement.
          Section 8.08 Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price. Buyer will have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to, immediately after the Closing, continue the operation of the Business. To the extent that Buyer intends to finance any portion of the Purchase Price, Buyer has delivered to Seller true and correct copies of commitment letters from Buyer’s equity investors (the “Commitment Letters”) pursuant to which such investors have agreed, subject to the terms and conditions set forth therein, to provide the financing needed for the transactions contemplated by this Agreement (the “Financing”). As of the date hereof, the Commitment Letters are in full force and effect without amendment or modification, are the valid and binding obligations of each party thereto and have not been withdrawn or rescinded in any respect. Except as set forth in the Commitment Letters, there are no other conditions to the consummation of the Financing and Buyer has no reason to believe that any condition to the Commitment Letters will not be satisfied or waived prior to the Closing Date. Buyer acknowledges and agrees that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not conditioned upon the closing of the Financing.
          Section 8.09 Non-Solicitation.
               (a) Except as provided in Section 8.19, Buyer agrees that, without the prior written consent of Sellers, for a period commencing on the date hereof and expiring on the first anniversary of the Closing Date, Buyer shall not directly or indirectly (a) induce, encourage or solicit any officer or employee of Sellers or any of their Affiliates to leave such employment or to accept any other position or employment with Buyer; or (b) assist any Affiliate or representative of Buyer in hiring such employee; provided, however, that the foregoing provision shall not prohibit Buyer from hiring any such officer or employee (x) through general advertising that is not targeted directly at Sellers or any of their Affiliates, or (y) whose employment or business relationship with Sellers or any of their Affiliates is terminated by Sellers or any of their Affiliates, as the case may be.
               (b) Sellers agree that, without the prior written consent of Buyer, for a period commencing on the date hereof and expiring on the first anniversary of the Closing Date, Sellers shall not directly or indirectly (a) induce, encourage or solicit any officer or employee of Buyer or any of its Affiliates to leave such employment or to accept any other position or employment with Sellers; or (b) assist any Affiliate or representative of Sellers in hiring such employee; provided, however, that the foregoing provision shall not prohibit Sellers from hiring any such officer or employee (x) through general advertising that is not targeted directly at Buyer or any of its Affiliates or (y) whose employment or business relationship with Buyer or any of its Affiliates is terminated by Buyer or any of its Affiliates, as the case may be.
     Section 8.10 Corporate Names.
               (a) Following the Closing, except with respect to the Product Intellectual Property or other Purchased Assets transferred to Buyer hereunder, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to any of the corporate names of any of the Sellers set forth on Section 8.10 of the Sellers Disclosure Schedule, or any trademarks, trade names, trade dress, symbols, service marks or logos incorporating such the names or variations or derivations thereof (such non-transferred Intellectual Property Rights, the “Corporate Names”).
               (b) During the first twelve (12) months following the Closing (or such shorter period as any Governmental or Regulatory Authority shall designate) or the earlier depletion of the Inventory bearing the Corporate Names, Buyer may sell and distribute items of Inventory that bear any of the Corporate Names; provided that Buyer acknowledges and agrees that it shall use its Reasonable Efforts to use or sell such items of Inventory prior to selling any other product under the trademark or trade name of such Product.
               (c) Buyer may use any marketing materials included in the Purchased Assets following Closing; provided that Buyer completely removes all Corporate Names from, or completely covers all Corporate Names on, such materials.
               (d) Buyer shall use its Reasonable Efforts to obtain its own NDC numbers for each of the Products as soon as practicable after Closing and in no event later than one hundred and twenty (120) days after the Closing Date.
               (e) Sellers (or an Affiliate of Sellers, if applicable) retain and shall retain all right, title and interest in and to the Corporate Names. Buyer expressly acknowledges that

Sellers and their Affiliates own the Corporate Names, and agrees that it will not attack, dispute or contest the validity of or ownership of the Corporate Names, or any registrations issued or issuing with respect thereto. Buyer further agrees that all use of the Corporate Names by or on behalf of Buyer shall be for the benefit of Sellers and their Affiliates and the goodwill accrued in connection with its use of the Corporate Names shall accrue to the benefit of Sellers or their Affiliates, as appropriate. In the event Buyer acquires any rights relating to the Corporate Names for any reason, Buyer agrees to, and does hereby, assign, at no cost, all such rights, together with any related goodwill, to Sellers or their Affiliates, as appropriate. Buyer shall not take any action which endangers, destroys or similarly affects the value of the goodwill pertaining to the Corporate Names and further agrees that it will maintain the same quality of the Products as used by Sellers and their Affiliates in the use of the Purchased Assets as of the Closing for any Product sold under the Corporate Names. Buyer will at any time execute any documents reasonably required by Sellers or their Affiliates to confirm Sellers’ or their Affiliates’ ownership of all such rights in the Corporate Names. Buyer shall not use in connection with the Products, or allow any of its Affiliates to use in connection with the Products, any other trademark or trade name that is similar to or so nearly resembles the Corporate Names as to be likely to cause deception or confusion.
     Section 8.11 Assistance in Collecting Excluded Receivables.
     After the Closing Date, Buyer shall remit promptly to Sellers any Excluded Receivables, payments or other sums received (to the extent such items are not Purchased Assets or proceeds therefrom) by Buyer that relate to any sales shipments occurring before the Closing Date or that otherwise are properly for the account of Sellers. Sellers shall remit promptly to Buyer any payments or other sums received by Sellers after the Closing Date that relate to any sales or shipments made by Buyer after the Closing Date and any proceeds of the Contract Receivables and Sellers shall use Reasonable Efforts to transmit to Buyer all written inquiries or orders, and to refer to Buyer all oral inquiries or orders, relating to the Business, the Products or the Purchased Assets that are received by Sellers following the Closing Date.
     Section 8.12 Multi-Product Contracts.
     Sellers shall introduce Buyer to the counterparties to any Multi-Product Contracts for the purpose of facilitating Buyer’s entering into contracts replacing the Multi-Product Contracts. Sellers shall reasonably cooperate with and not interfere with Buyer’s efforts to enter into any partial assignment of a Multi-Product Contract or any new Contracts with the counterparties to a Multi-Product Contract with respect to the Products.
     Section 8.13 Differentiation of Products.
     From and after the Closing Date, Buyer shall institute appropriate procedures (such as tracking of lot number information) to ensure that any Product sold by, or on behalf of, Buyer, including Inventory, can be distinguished from a Product sold by, or on behalf of, Sellers.
     Section 8.14 Regulatory Matters.

     Subject to the Transitional Services Agreement and Section 8.20, from and after the Closing, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of the Regulatory Approvals, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority, (ii) taking all actions and conducting all communication with third Persons in respect of the Products (whether sold before or after Closing), including responding to (A) complaints in respect thereof, including complaints related to tampering or contamination, and (B) all medical information requests, and (iii) investigating all complaints and adverse drug experiences in respect of the Products (whether sold before or after Closing). Between the Effective Date and the Closing Date, the Parties shall cooperate and use commercially reasonable efforts to have the Biologic License Application (“BLA”) for Aplisol re-issued to Buyer effective on the Closing Date.
     Section 8.15 Recalls.
               (a) From and after the Closing Date, Buyer, at its cost (subject to clause (c) below), shall be solely responsible for conducting all voluntary and involuntary recalls, market withdrawals or field alerts with respect to units of the Products (whether sold before or after Closing), including (i) recalls required by any Governmental or Regulatory Authority and (ii) voluntary recalls and market withdrawals of such Products sold prior to Closing. Sellers promptly shall notify Buyer in the event that a recall, Product market withdrawal or field alert of any units of Products manufactured and released by or on behalf of any Seller is requested by any Governmental or Regulatory Authority or is otherwise necessary and Sellers shall cooperate with Buyer’s reasonable requests and use Reasonable Efforts to assist Buyer in implementing and effecting such recall or market withdrawal.
               (b) After the Closing Date, Sellers shall have the right to reasonably request that Buyer conduct a recall or market withdrawal at Sellers’ sole cost and expense with respect to units of the Products sold prior to Closing or included in Inventory if Sellers determine that significant health and safety concerns require that such recall or market withdrawal be conducted; provided that Sellers shall consult in good faith with Buyer to determine whether and how such recall or market withdrawal shall be implemented. Notwithstanding the foregoing, if there is a dispute between Buyer and Sellers as to whether a recall should be conducted, Buyer ultimately shall decide whether such recall will occur. If the parties agree that a recall or market withdrawal is required, Buyer shall cooperate with Sellers’ reasonable request and use Reasonable Efforts to implement and effect such recall or market withdrawal.
               (c) Sellers promptly shall reimburse Buyer for all reasonable, documented costs incurred by Buyer in connection with any recall or market withdrawal of units of the Products sold on or prior to Closing or included in Inventory that were defective when delivered to Buyer hereunder.
     Section 8.16 Returns, Rebates and Chargebacks

               (a) Returns.
                         (i) After the Closing Date, Sellers and Buyer shall be financially responsible for returned Products in accordance with subsections (iii) and (iv), below. Each of Sellers and Buyer shall process returns received by such Party and issue credits (or render payment in such other form as the Parties hereto may determine) for such returns. If either Party issues credits or renders payments for returned Products for which the other Party is financially responsible pursuant to subsections (iii) and (iv) below, the crediting or paying Party shall bill the other Party for reimbursement for such credits or payments within thirty (30) days of receipt of the returned Product. Each such invoice shall set forth such information as shall be reasonably necessary to support the invoice. Each Party shall, within thirty (30) days of its receipt of invoice, pay the other Party for the full invoiced amount. Buyer shall not bill Sellers for the administrative costs of processing claims for returned Products for which Buyer is financially responsible in accordance with subsections (iii) and (iv) below. Sellers shall not bill Buyer for the administrative costs of processing claims for returned Products for which Sellers are financially responsible in accordance with subsections (iii) and (iv) below. Such handling of returned Products by Buyer or Sellers, as applicable, and the issuance of any credits or other form of reimbursement in connection therewith, shall be in accordance with Buyer’s or Sellers’ then current returned goods policy, as applicable. Buyer hereby agrees that it shall take no actions to solicit or otherwise encourage Product returns after the Closing. Each Party shall assist with processing returns where documentation is required to reconcile and resolve issues with third Persons.
                         (ii) All returned Products received by Buyer or Sellers after the Closing Date shall be destroyed by such Party in compliance with all applicable Laws at its respective returns handling facility. After such destruction, each Party shall forward to the other Party any necessary accompanying documentation to determine the appropriate credit. If Buyer or Sellers destroy Products for which the other was financially responsible as set forth in subsections (iii) and (iv), such Party shall, within thirty (30) days of receipt of the returned Product, bill the other Party for the actual cost of the destruction. Each such invoice shall set forth the number of units processed, together with such other information as shall be necessary to support the invoice. Each Party shall, within thirty (30) days of its receipt of invoice, pay the other Party for the full invoiced amount.
                         (iii) The Parties hereto agree and acknowledge that Sellers shall be financially responsible for returned Products sold by Sellers on or before the Closing Date, subject to Section 8.16(a)(v) below.
                         (iv) The Parties hereto agree and acknowledge that Buyer shall be financially responsible for returned Products sold by Buyer after the Closing Date, subject to Section 8.16(a)(v) below. Buyer agrees to use commercially reasonable efforts to sell down the amount of finished Product Inventory held by wholesalers and distributors bearing Sellers’ NDC code prior to shipping Product bearing Buyer’s NDC code to such wholesalers and distributors.
                         (v) In the event any finished Product Inventory that is part of the Purchased Assets is from lots where a portion of the lot was sold by the Sellers prior to

Closing (each a “Partial Lot”), the Sellers shall be financially responsible for a percentage of the total cost of any return of Product from such Partial Lot that is equal to the percentage of the total lot that was sold by Sellers prior to Closing.
               (b) Government Rebates.
                         (i) With respect to Rebates that Sellers are obligated to pay pursuant to any government (federal or state) rebate program for amounts charged to Sellers’ NDC codes relating to sales of the Products whether sold prior to, on, or after the Closing (“Government Rebates”), Sellers shall be solely responsible for the processing, handling and payment of all such Government Rebates relating to the Products which are billed to Sellers. Buyer shall reimburse Sellers for all Government Rebates that Sellers pay for all invoices relating to utilization of the Products after the ninetieth (90th) day following the Closing; provided that the Parties hereto acknowledge that Government Rebates are billed on a calendar quarter basis and to the extent that such ninety (90) day period does not end on a calendar quarter, amounts payable for such calendar quarter shall be prorated between Sellers and Buyer in proportion to the number of days during such calendar quarter that fall before, or on or after, the end of such ninety (90) day period. With respect to any Government Rebate for which Buyer is financially responsible under this Section 8.16(b), Sellers shall invoice Buyer within thirty (30) days following Sellers’ payment of the applicable Government Rebate to the Government Rebate program. Buyer shall not be responsible for any amounts otherwise due to Sellers under this Section 8.16(b) that are not billed to Buyer within two (2) years after they are invoiced to Sellers under the applicable Government Rebate program. All payments due under this Section 8.16(b) shall be made promptly to Sellers upon submission to Buyer of invoices that describe the requested payments in reasonable detail. Sellers shall promptly (but in any event no later than fifteen (15) days after notice from Buyer) reimburse Buyer for amounts paid by Buyer which are the responsibility of Sellers hereunder.
                         (ii) In the event that Sellers dispute in good faith an amount owed under a Government Rebate, Sellers shall provide to Buyer, upon Buyer’s reasonable request, copies of any documents and records evidencing the original Rebate claims and any resubmission of such claims and data relating to unit Rebate calculations that are reasonably necessary to enable Buyer to resolve such disputed amount. In the event that Buyer disputes an amount owed under a Government Rebate, Buyer shall be responsible for reimbursing Sellers the amounts paid by Sellers and then Buyer shall dispute the claim directly with the applicable government/state.
                         (iii) Sellers shall provide Buyer with all information relating to the Products and the prices thereof that Buyer reasonably requires in order to comply with applicable rules and regulations relating to Medicaid Rebates. When requested, such information shall be provided by Sellers to Buyer promptly, and in any event, within twenty (20) days after Buyer’s written request therefor. Buyer shall provide to Sellers within twenty (20) days after the end of each applicable calendar month or quarter, to enable Sellers to comply with its submission requirements to the Centers for Medicare and Medicaid Services (or any successor agency), the following information: (A) AMP for each Product identified by NDC number; (B) Best Price for each Product identified by the NDC number when applicable, and (C) any additional data or other information related to such Medicaid issues reasonably requested in writing by Sellers.
                         (iv) Sellers shall provide to Buyer within forty-five (45) days after written request therefor all information in Sellers’ possession reasonably requested by Buyer to enable Buyer to calculate the price to be paid for each Product by a “covered entity” under the Public Health Service Act, as defined in 42 U.S.C. § 256b(a)(4).
                         (v) Sellers shall provide Buyer with all information relating to the Products and the prices thereof that Buyer reasonably requires in order to comply with applicable rules and regulations relating to Average Selling Price submissions under Medicare Part B. When requested, such information shall be provided by Sellers to Buyer promptly, and in any event, within twenty (20) days after Buyer’s written request therefor. Buyer shall provide its timely submissions as required to the Centers for Medicare and Medicaid Services (or any successor agency), the Average Selling Price for each Product eligible for Medicare Part B.
     (c) Commercial Rebates.
                         (i) Sellers shall terminate each Contract of Sellers providing for the payment of commercial Rebates and administrative fees with respect to the Products (“Rebate Contracts”) no later than five (5) Business Days following the Closing. Sellers shall continue to honor all such Rebate Contracts for the period necessary to comply with the termination language thereof. Sellers shall not assign to Buyer, and Buyer shall not assume, any of the Rebate Contracts. Within five (5) Business Days following the Closing, Sellers shall issue a letter to commercial Rebate customers advising such customers of Sellers’ sale of the Products and the allocation of responsibilities in connection with Rebate Contracts and associated Rebate and administrative fees described in this Section 8.16(c).
                         (ii) Sellers will process and be responsible for the administration and payment of all commercial Rebates related to the Products under King’s NDC numbers under the Rebate Contracts until their termination becomes effective; provided, however, that Buyer will be financially responsible, and shall reimburse Sellers, for those commercial Rebates which relate to sales of the Products by customers that occur after the Chargeback Period. With respect to any commercial Rebate for which Buyer is financially responsible under this Section 8.16(c), payment shall be made promptly to Sellers upon submission to Buyer of invoices that describe the requested payments in reasonable detail.
     (d) Chargebacks.
                         (i) Sellers shall use Reasonable Efforts to terminate all Contracts of Sellers providing for payment of Chargebacks to government and commercial customers with respect to Products (“Chargeback Contracts”) effective no later than five (5) Business Days following the Closing. Sellers shall continue to honor all such Chargeback Contracts for the period necessary to comply with the termination language thereof. Sellers shall not assign to Buyer and Buyer shall not assume any of the Chargeback Contracts. Promptly following the Closing, Sellers shall issue a letter to the trade (wholesalers and distributors) and to government and commercial Chargeback customers advising such customers of sellers’ responsibilities in connection with Chargeback Contracts and associated Chargebacks and administrative fees.
               (ii) With respect to wholesaler chargebacks and any associated administrative or service fees related to sales of Products sold by or on behalf of the Sellers or sold by or on behalf of Buyer (“Vendor Chargebacks”), such Vendor Chargebacks shall be deemed to have “occurred” on the date that the applicable wholesaler ships the related Product to its customer. For each wholesaler, Sellers shall be financially responsible for all Vendor Chargebacks arising out of sales of Products by such wholesaler during to the applicable Chargeback Period. Thereafter, Buyer shall be financially responsible for all Vendor Chargebacks. Each Party shall invoice the other Party on a monthly basis with respect to any Vendor Chargebacks for which the other Party bears responsibility and as to which the invoicing Party issues a credit or otherwise makes payment, which invoice shall include detail of such Vendor Chargebacks on an itemized basis, and the other Party shall pay all such invoices within thirty (30) days after its receipt thereof.
               (iii) Notwithstanding anything to the contrary contained in this Section 8.16, the Parties acknowledge that the VA National Acquisition Center must approve the removal of the Products from Sellers’ FSS Contract and Buyer must enter into a FSS Contract with the VA National Acquisition Center before the responsibility for processing FSS Chargebacks is transferred from Sellers to Buyer. Accordingly, in the event such approval is not obtained and such agreement is not in place prior to the Closing Date, Sellers shall continue to be responsible for processing the FSS Chargebacks on Buyer’s behalf until such approval is obtained, and Buyer shall reimburse Sellers for the actual FSS Chargebacks paid for such Products sold by Buyers after the Closing Date. If required pursuant to the terms of any Seller FSS Contract, Sellers shall, from and after the Closing Date, use commercially reasonable efforts to obtain from the applicable federal government contracting officer or agency a written consent to the subcontracting of such FSS Contract to Buyer. From and after the Closing Date until such time as Buyer enters into a replacement contract with respect to the FSS Contract or until all Inventory under King’s NDC numbers is depleted, (i) Buyer shall honor and perform all obligations of the Sellers under and pursuant to the FSS Contract with respect to supplying the applicable Products to a Third Party after the Closing Date at the prices required by such FSS Contract, (ii) Sellers shall not cause or permit any of the Products to be deleted from such FSS Contract, (iii) the Sellers shall maintain such FSS Contract in full force and effect, and (iv) Buyer shall be entitled to enjoy the benefits, and Buyer shall be required to bear the burden, of such performance. Buyer shall use commercially reasonable efforts to enter into a replacement contract with respect to the FSS Contract as soon as practicable.
               (iv) Sellers shall provide Buyer with all information relating to the Products and the prices thereof that Buyer reasonably requires in order to comply with applicable rules and regulations relating to Pub. L. 102-585 as it relates to the FSS and Section 340B of the Public Health Services Act. When requested, such information shall be provided by Sellers to Buyer promptly, and in any event, within ten (10) Business Days after Buyer’s written request therefor.

               (e) Notification to Customers. Following the Closing, Buyer shall be responsible for receiving and processing customer orders and for shipping and invoicing customers for the Products. Promptly following the Closing, the Parties shall jointly issue a letter to customers within the trade (wholesalers and distributors) notifying such customers that all future Product orders are to be placed with Buyer and that all returns of Products are to be delivered to Buyer, and providing the appropriate contact information for Buyer’s personnel, a draft of which is attached hereto as Exhibit C.
               (f) Changes in WAC. In the event that Buyer increases the published Wholesale Acquisition Cost (“WAC”) of any of the Products from the Closing until one (1) year following the date of Buyer’s last sale of any Product bearing Sellers’ NDC number, Buyer shall promptly notify Sellers of such increase. Thereafter, Buyer shall provide to Sellers such information regarding increases in WAC as may be necessary in order to calculate the parties’ respective obligations with respect to returns, Rebates and Chargebacks. Sellers shall not be financially responsible for that portion of any Rebate, Chargeback or amount paid or credit given in respect of a Product return that is attributable to any increase in the WAC of any Product after the Closing Date, and Buyer promptly shall reimburse Sellers for the increase in amounts associated with returns, Rebates or Chargebacks as a result of such increase in WAC.
               (g) Limitation. Sellers and Buyer shall not have any obligations under this Section 8.16 until after the Closing.
     Section 8.17 Further Assurances.
               (a) Subject to Section 8.02, on and after the Closing, Sellers shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Purchased Assets (including assistance in collecting or obtaining possession of any of the Purchased Assets).
               (b) On and after the Closing, Buyer shall from time to time, at the request of Sellers, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Sellers may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including Buyer’s assumption of the Assumed Liabilities.
     Section 8.18 Hart-Scott-Rodino.
     Each Party shall (a) prepare and file its Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated hereby in accordance with applicable Law and to request early termination of the waiting period under the HSR Act with respect to the transactions contemplated hereby, within fifteen (15) Business Days after the date hereof, (b) comply at the earliest practicable date with any request for additional information or documentary material received by such Party or any of its Affiliates from the Federal Trade

Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated under this Agreement commenced by either the Federal Trade Commission, the Antitrust Division of the Department of Justice or state attorneys general. In furtherance and not in limitation of the other covenants of the Parties contained herein, each Party shall use Reasonable Efforts to resolve such objections, if any, as may be asserted with respect to the consummation of the transactions contemplated hereby under any antitrust Law; provided, however, that no Party or any of its Affiliates shall be required to dispose of any of its assets or businesses by virtue of this Section 8.18. If any administrative, judicial or legislative Action or Proceeding is instituted (or threatened to be instituted) challenging the sale and purchase of any of the Purchased Assets or any other transaction contemplated herein as violative of any antitrust Law, each Party shall cooperate and use Reasonable Efforts to contest vigorously and resist any such Action or Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order that is in effect and that restricts, prevents or prohibits consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement. Buyer shall bear the cost of the required HSR Act filings fees applicable to the transactions contemplated hereby.
     Section 8.19 Employee Matters.
               (a) Prior to the Closing Date, Buyer shall offer to employ, at and upon Closing, on an at-will basis each non-bargaining unit Existing Employee of any Seller who regularly performs services at the Facility as of the Closing Date, and who is identified, and not noted as excluded, in Section 8.19 of the Sellers Disclosure Schedule or who is hired by any Seller in the Ordinary Course of Business at the Facility (at compensation substantially equivalent to that currently offered by Sellers for comparable positions) after the date hereof, and who executed the release and waiver presented to such employee with respect to the Closing (each, a “Closing Employee,” and collectively, the “Closing Employees”), in each case with: (i) substantially the same responsibilities and duties, (ii) a base salary plus amount of target bonus or hourly rate applicable to such Closing Employee as set forth in Section 8.19 of the Sellers Disclosure Schedule, which is comparable in all material respects and no less favorable than that which is provided by Sellers as of the Closing Date, (iii) welfare and retirement benefits which are comparable in all material respects, and no less favorable, in the aggregate to those which are provided by Sellers as of the Closing Date and are indicated with an asterisk on Section 6.19(b) of the Sellers Disclosure Schedule, (iv) a severance pay arrangement which, for a period of at least two (2) years following the Closing Date, is no less favorable to the Closing Employee than the Sellers’ “Tier Two” severance which is provided by Sellers as of the Closing Date, as set forth in Section 8.19(a) of Sellers Disclosure Schedule, and (v) such employment to commence as of the Closing Date subject to such employee accepting such employment offer prior to the Closing Date. Each Existing Employee who becomes employed by Buyer is herein referred to as a “Hired Employee.” With respect to non-bargaining unit Existing Employees who are inactive or on an approved leave of absence as of the date of the Closing, and who become capable of returning to their regular job duties on a full-time basis within six months of the Closing Date at the conclusion of their approved leave of absence if sooner than six months from the Closing Date, or if on military leave within two weeks after the completion of their military leave, Buyer will offer employment to such employees at that time on the terms specified above. Sellers hereby agree to use their commercially reasonable efforts to assist Buyer in making offers and hiring any of the Existing Employees, including providing Buyer with access to such Existing Employees during the period from the Effective Date until Closing, as set forth in Section 8.04, and using commercially reasonable efforts to encourage the Existing Employees to accept employment with Buyer; provided that nothing in this sentence shall require Sellers to expend any sum. Sellers shall not take, and Sellers shall cause each of their Affiliates not to take, any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Existing Employees.
               (b) Sellers shall be responsible for (i) any payments due to any Existing Employees at any time pursuant to any retention bonus arrangement, severance plan or program, change in control provision or similar arrangement to which any Seller is a party that is in effect on or prior to the Closing Date, (ii) any and all Liabilities under or relating to any Seller Employee Benefit Plan, (iii) any and all workers’ compensation and other similar statutory claims asserted by or with respect to Existing Employees in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or conditions that existed or occurred in whole on or prior to the Closing Date; and (iv) any and all liabilities arising out of or relating to any claims, grievances, complaints, petitions, or arbitrations, to the extent that they relate to any conduct or occurrence prior to the Closing Date (collectively, the “Pre-Closing Employment Related Liabilities”). Sellers agree that any and all Pre-Closing Employment Related Liabilities are Excluded Liabilities.
               (c) From the Effective Date to Closing, Sellers shall not (i) terminate any Existing Employees, except in the Ordinary Course of Business, or (ii) have any layoffs or reduction in force of Existing Employees.
               (d) Buyer shall not assume, sponsor, maintain, contribute to or be obligated to contribute to any Seller Employee Benefit Plan.
               (e) Effective as of the Closing Date, all Hired Employees shall cease employment with Sellers and shall cease active participation in all Employee Benefit Plans, subject to Section 8.19(h).
               (f) Effective as of the Closing Date, each Hired Employee who is a participant in Sellers’ (or Sellers’ Affiliate’s) 401(k) Savings Plan (“Sellers’ 401(k) Plan”) shall cease to be eligible for any future contributions to Sellers’ 401(k) Plan except with respect to compensation from Sellers or such Affiliate for service prior to the Closing Date and as provided under Sellers’ 401(k) Plan, and shall be entitled to a distribution of his or her account balance under Sellers’ 401(k) Plan in accordance with such plan to the extent permitted by the Code. Hired Employees who receive an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code, including a direct rollover distribution within the meaning of Section 401(a)(31) of the Code) from Sellers’ 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution to a defined contribution plan of Buyer (the “Buyer Defined Contribution Plan”). Sellers and Buyer shall use commercially reasonable efforts to accomplish the rollover of plan loans to Hired Employees from Sellers’ 401(k) Plan to the Buyer Defined Contribution Plan, as promptly as practicable during the 60 days following the Closing Date.
               (g) Effective as of the Closing Date, Buyer shall, with respect to any vacation, 401(k) and other Employee Benefit Plans, policies, programs or arrangements that contain a service-credit component, credit each Hired Employee with the applicable service credited for such Hired Employee’s duration of employment by Sellers or any Affiliate or any predecessor company to Sellers or such Affiliate.
               (h) Effective as of the Closing, it is anticipated that each Hired Employee will make an election in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue coverage under the Sellers’ group health plans. With respect to each month in which a Hired Employee is employed by Buyer between the Closing Date and December 31, 2007, Buyer shall reimburse Sellers for the cost of premiums paid by Sellers with respect to such Hired Employee covered under the Sellers’ group health plans. Following each month during such period, Sellers shall invoice Buyer for the premiums paid by Sellers with respect to such month and administrative fees recoverable by Sellers under COBRA, which shall not exceed two percent (2%) of such premiums, and Buyer shall pay Sellers within thirty (30) days following receipt of each invoice. Effective as of January 1, 2008, Hired Employees shall be eligible to enroll in a health plan determined by Buyer without (i) any waiting periods, (ii) any evidence of insurability, or (iii) application of any pre-existing physical or mental condition restrictions.
               (i) Effective as of the Closing Date, Buyer shall cover Hired Employees in Buyer’s flexible spending plan (including health reimbursement and dependent care), and account balances for such Hired Employees shall be transferred from Sellers’ (or Sellers’ Affiliate’s, if applicable) flexible spending plan to Buyer’s flexible spending plan, to the extent permitted by Law and the terms and conditions of both plans.
               (j) Buyer acknowledges and agrees that Buyer shall be obligated, in respect of any Hired Employee terminated by Buyer for any reason on or after the date of hire, to pay all Liabilities of Buyer, including any liability triggered under any severance plans, programs and agreements of Buyer relating to Hired Employees under statute or common law (“Buyer Severance”), any liability relating to the violation of any Law, and any employment compensation or government mandated benefits relating to the termination of any Hired Employees on or after the date of hire by Buyer, including under the WARN Act or common law. Nothing in this Section 8.19 shall be construed as limiting Buyer’s right to terminate any Hired Employee at any time, with or without cause.
               (k) Buyer acknowledges and agrees that, effective as of the Closing Date, Buyer shall assume all terms and obligations of the CBA with respect to the Facility, except as otherwise agreed by the applicable union. Buyer shall offer employment to the bargaining unit Existing Employees covered by the CBA in accordance with the terms of the CBA. With respect to bargaining unit Existing Employees who are inactive or on approved leave of absence as of the date of the Closing, and who become capable of returning to their regular job duties on a full-time basis within six months of the Closing Date or at the conclusion of their approved leave of absence if sooner than six months from the Closing Date, or if on military leave within two weeks after the completion of their military leave, Buyer will offer employment to such employees in accordance with the CBA.
               (l) Buyer shall be responsible for all Liabilities, obligations, costs, claims, proceedings and demands under the WARN Act, or any state plant closing or notification law, or similar law in other jurisdictions, arising out of, or relating to, any actions taken by Buyer after the Closing or arising out of any failure by Buyer to offer employment to any Existing Employees in accordance with Section 8.19(a).
               (m) Buyer and the applicable health plans of Buyer shall be responsible for satisfying the requirements of Section 4980B of the Code and Section 601 et seq. of ERISA for all “qualifying events” occurring after the Closing Date for the Hired Employees and their qualified beneficiaries.
     Section 8.20 Adverse Event Reporting.
     Sellers shall notify Buyer of any adverse experience, whether expected or not, reported to any Seller arising from or in connection with the use of any Product, in accordance with the terms of this Section 8.20. Sellers’ obligation to notify Buyer of such adverse experiences shall commence on the Closing Date and shall terminate four (4) years thereafter. Notification shall occur within seventy-two (72) hours of receipt of a report of an unexpected fatal or life threatening serious adverse drug experience associated with any Product. For post-marketing adverse drug experience reports, Sellers shall report to Buyer all serious adverse drug experience reports for any Product within five (5) days after the time such report becomes known to any employee, agent or Affiliate of Sellers and all other adverse drug experience reports for any Product on a rolling thirty (30) day basis. Sellers shall notify Buyer within forty-eight (48) hours of receipt thereof of any information on any incident that causes any Product or the labeling thereof to be mistaken for or applied to another article, any bacteriological contamination, any significant chemical, physical, or other change in a distributed drug product, or any failure of a distributed batch of a drug product to meet specifications. All notifications pursuant to this Section shall be by fax or email at such numbers (or email addresses) agreed upon by the Parties’ respective safety divisions. Except as otherwise stated above, the terms “adverse drug experience,” “life threatening,” “serious adverse drug experience” and “unexpected” used in this Section shall have the meaning set forth in 21 CFR 314.80.
     Section 8.21 Non Competition.
               (a) Sellers agree that for a two (2) year period beginning on the Closing Date, neither Sellers nor any of their Affiliates will engage, or hold any direct or indirect financial interest in any Person that engages, either directly or indirectly, individually, or as a director, officer, employee, shareholder, manager, member, partner, owner, trustee, agent, consultant, independent contractor, investor, lender or principal or in any other capacity, in any Competing Business in any city, county, state, or other territory of the United States; provided, that the passive ownership by Sellers or its Affiliates of not more than five percent (5%) of any class of equity securities of any Person that engages in a Competing Business, will not be deemed to be a breach of this Section 8.21; provided, further, that the Acquisition by any Seller or its Affiliates of any Competing Business will not be deemed to be a breach of this Section 8.21 so long as (i) Seller did not acquire such assets of (or Person holding) the Competing Business for the purpose of acquiring the Competing Business, and (ii) if at any time Seller wishes to offer for sale the Competing Business, Seller shall first offer to Buyer the right to purchase the equity securities of the Person(s) holding the Competing Business or the assets of the Competing Business (as the case may be) (and Buyer shall have not less than fifteen (15) Business Days to consider such offer), and (iii) the Competing Business constitutes less than twenty percent (20)% of the total assets subject to such Acquisition and provides less than twenty percent (20)% of the gross revenues from the assets subject to such Acquisition.
               (b) If, at the time of enforcement of any provision of this Section 8.21, a court should hold that the duration or scope restrictions stated herein are unreasonable or unenforceable under circumstances then existing, the parties agree that the maximum duration or scope permitted by applicable Law under such circumstances shall be substituted for the stated duration or scope. Whenever possible, each provision of this Section 8.21 will be interpreted in such manner as to be effective and valid under applicable Law. If the provisions of this Section 8.21 are held unforeseeable to any extent in any jurisdiction, such holding shall not impair the enforceability of this Section 8.21 in any other jurisdiction.
     Section 8.22 License Grant.
               (a) Sellers hereby grant to Buyer a non-exclusive, transferable, irrevocable, fully paid-up, limited license to use the Sellers Know-How: (i) for the development, validation, testing, manufacture, packaging, or sale of the Products and successor or derivative products thereto, including use in connection with any filings with or disclosures to the FDA or any other Governmental or Regulatory Authority required of Buyer, its Affiliates, agents or contractors for the development, validation, testing, manufacture, packaging, marketing, distribution or sale of the Products and successor or derivative products thereto; or (ii) in connection with the conduct of the Business as conducted on the date of this Agreement and as Buyer may elect to conduct its pharmaceutical manufacturing business after the date of this Agreement. Notwithstanding the foregoing, Buyer shall have no right or license hereunder to use the Sellers Know-How for the development, validation, testing, manufacture, or sale of either Thrombin® or Bicillin®. Buyer acknowledges and agrees that the license granted in this Section 8.22 is for the sole purposes stated in subsections (i) and (ii) above. Buyer acknowledges and agrees that Sellers reserve and retain whatever right, title, and interest Sellers have in and to the Sellers Know-How, subject to the license granted herein.
               (b) Sellers hereby grant to Buyer a non-exclusive, transferable, irrevocable, fully paid-up, limited license to use the Licensed Trademarks solely for the manufacture, packaging, marketing, or sale of Cortisporin-TC and Tigan Injection. Buyer shall not use the Licensed Trademarks for any other purpose, and shall not include them in any composite trademarks. Buyer acknowledges and agrees that Sellers reserve and retain whatever right, title and interest Sellers have in and to the Licensed Trademarks, including without limitation all goodwill with respect thereto, subject to the license granted herein.
               (c) Subject to the terms and conditions of Section 8.10, Sellers hereby grant to Buyer a non-exclusive, non-transferable, irrevocable, fully paid-up, limited license to sell and distribute items of Inventory that bear any of the Corporate Names from the Closing Date until twelve (12) months following the Closing Date, or the earlier depletion of the Inventory bearing the Corporate Names.
               (d) SELLERS MAKE NO REPRESENTATION AS TO, AND DO NOT WARRANT, THE ACCURACY OR COMPLETENESS OF THE SELLERS KNOW-HOW, NOR DO SELLERS WARRANT THAT THE USE OF THE SELLERS KNOW-HOW, OR ANY PRODUCTS MANUFACTURED OR PACKAGED IN ACCORDANCE WITH OR UTILIZING SUCH TECHNOLOGY, WILL BE FREE FROM CLAIMS OF INFRINGEMENT OF THE PATENTS, COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
     Section 8.23 Manufacturing Process Requirements.
     Sellers and Buyer shall use commercially reasonable efforts to complete within six weeks after the date of this Agreement, and Buyer shall have in effect prior to the Closing Date, a reasonably satisfactory fallback spreadsheet process for order taking, scheduling, materials procurement and inventory management with respect to the services to be provided by Buyer to King pursuant to the Manufacturing Agreement.
Article IX. Conditions to the Obligations of Sellers
     The obligation of Sellers to effect the transactions contemplated hereby is subject to the satisfaction (or waiver in writing by Sellers; provided that any such waiver of the condition set forth in Section 9.01 shall not constitute a waiver of Sellers’ rights hereunder with respect to any breach of representation, warranty or covenant), at or before the Closing, of each of the following conditions:
     Section 9.01 Representations, Warranties and Covenants.
     Buyer shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, including making the deliveries required by Section 5.02(b). All representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct in all respects (provided that the failure to schedule items that are below materiality thresholds specified in this Agreement for the Buyer Disclosure Schedule shall not be deemed to render the applicable representations or warranties false or incorrect) and all representations and warranties of Buyer contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date.
     Section 9.02 No Actions or Proceedings.

     No Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated. No Orders prohibiting the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.
     Section 9.03 Consents.
     All Buyer Governmental Consents that are required to be obtained or made prior to Closing shall have been obtained or made, as the case may be, and copies thereof have been provided to Sellers and the waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.
Article X. Conditions to the Obligations of Buyer
     The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction (or waiver in writing by Buyer; provided that any such waiver of the condition set forth in Section 10.01 shall not constitute a waiver of Buyer’s rights hereunder with respect to any breach of representation, warranty or covenant), at or before the Closing, of each of the following conditions:
     Section 10.01 Representations, Warranties and Covenants.
     Sellers shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, including making the deliveries required by Section 5.02(a). All representations and warranties of Sellers contained in this Agreement that are qualified as to materiality shall be true and correct in all respects (provided that the failure to schedule items that are below materiality thresholds specified in this Agreement for the Sellers Disclosure Schedule shall not be deemed to render the applicable representations or warranties false or incorrect) and all representations and warranties of Sellers contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing Date.
     Section 10.02 No Actions or Proceedings.
     No Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated. No Orders prohibiting the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

     Section 10.03 Title Policy.
     On the Closing Date, the Title Company shall be irrevocably committed to issue to Buyer at Seller’s expense (but with all endorsements at Buyer’s expense) at standard rates an ALTA fee owner’s title insurance policy for the Real Property in the amount of $26,330,700 insuring Buyer’s good and marketable title in fee simple to the Real Property as of the date of recording of the deed(s) to the Real Property, subject to no Liens other than Permitted Encumbrances, together with such endorsements as Buyer may reasonably require.
     Section 10.04 Consents.
     All Required Consents shall have been obtained or made, as the case may be, and copies thereof have been provided to Buyer and the waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.
     Section 10.05 Material Adverse Change.
     Since December 31, 2006, no Material Adverse Change shall have occurred.
Article XI. Indemnification
     Section 11.01 Survival of Representations, Warranties, Covenants, Etc.
     The representations and warranties of Sellers and Buyer contained in this Agreement and all claims with respect thereto shall survive the Closing and shall terminate on the Expiration Date notwithstanding any investigation made by or on behalf of a Party or any knowledge by the other Party of facts or circumstances which may conflict with such representations and warranties; provided that the representations and warranties set forth in Sections 6.01, 6.02, 6.03(a), 6.04(a), 6.04(b), the last sentence of 6.09(a), 6.16(b), 7.01, 7.02 and 7.03(a) and the indemnifications related thereto (the “Fundamental Representations”) shall survive the Closing for an unlimited period of time and the representations and warranties set forth in Section 6.08 (the “Environmental Representation”) and the indemnifications related thereto shall survive the Closing for a period of five years; provided further that if notice of any claim for indemnification shall have been given prior to the Expiration Date or the five year period, as the case may be, and such notice describes with reasonable specificity the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.
     Section 11.02 Indemnification.
               (a) By Sellers. Subject to Sections 11.01 and 11.03, Sellers shall jointly and severally indemnify, reimburse, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (the “Sellers

Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims, fines, penalties, interest and expenses (including reasonable fees and disbursements of attorneys) (collectively, the “Damages”), incurred in connection with, arising out of, or resulting from (i) any breach of any covenant or agreement of Sellers herein required to be performed prior to the Closing, (ii) any breach of any covenant or agreement of Sellers herein required to be performed on or after the Closing, (iii) non-compliance with the bulk sales laws of any jurisdiction applicable to the transactions contemplated by this Agreement, (iv) the inaccuracy, misrepresentation or breach of any representation or warranty made by Sellers in this Agreement, (v) any Third Party Claim made by any Person that Buyer’s exercise of the license rights in and to the Corporate Names and Licensed Trademarks granted under Section 8.22 hereof infringes or misappropriates the Intellectual Property Rights of such Person, or (vi) the failure of Sellers to pay, perform and discharge any Excluded Liabilities.
               (b) By Buyer. Subject to Sections 11.01 and 11.03, Buyer shall indemnify, defend and hold harmless Sellers, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Buyer Indemnified Parties” and, together with the Sellers Indemnified Parties, the “Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from (i) any breach of any covenant or agreement of Buyer herein required to be performed prior to the Closing, (ii) any breach of any covenant or agreement of Buyer herein required to be performed on or after the Closing, (iii) any Product manufactured after the Closing by or on behalf of Buyer, (iv) the inaccuracy, misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, or (v) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities.
               (c) Procedures. The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) written notice (an “Indemnification Claim Notice”), within fifteen (15) days of the incurrence or discovery thereof, of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.02(a) or Section 11.02(b), provided, however, that any failure to give such notice shall not waive any rights of an Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period contemplated by Section 11.01 has expired without notice being given. Each Indemnification Claim Notice must contain a description of the claim (including Third Party Claims) and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Damages.
               (d) Third Party Claims. The obligations of an Indemnifying Party under this Section 11.02 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 11.02(a) or Section 11.02(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:
                         (i) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty

(30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim, except in the circumstances described in clauses (A) through (D) of the proviso in Section 11.02(d)(ii).
                         (ii) Without limiting Section 11.02(d)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.02(d)(i) (in which case the Indemnified Party shall control the defense), (C) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party or (D) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party per its counsel’s advice believes that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them.
                         (iii) With respect to all Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.02(d)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall, with respect to any settlement for monetary Damages only, not be unreasonably withheld, conditioned or delayed). With respect to all Damages in connection with Third Party Claims where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.02(d)(i), the Indemnifying Party shall not be liable for any settlement or other disposition of such Damages by an Indemnified Party that is reached without the written consent of the Indemnifying Party. If the Indemnifying Party chooses not to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

                         (iv) If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and promptly shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making relevant employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
               (e) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     Section 11.03 Limitations.
               (a) In no event shall Sellers be liable for any Damages pursuant to Section 11.02(a)(i), Section 11.02(a)(iv) or Section 11.02(a)(v) (other than inaccuracies or breaches of the Fundamental Representations) unless and until the aggregate amount of all such Damages exceeds Five Hundred Thousand Dollars ($500,000), in which case Sellers shall be liable only for such Damages in excess of Five Hundred Thousand Dollars ($500,000). There shall be no threshold amount for Sellers’ liability with respect to Damages relating to inaccuracies or breaches of the Fundamental Representations. In no event shall the aggregate liability of Sellers for Damages (other than inaccuracies or breaches of the Fundamental Representations) pursuant to Section 11.02(a)(i), Section 11.02(a)(iv) or Section 11.02(a)(v) exceed twenty-five percent (25%) of the Purchase Price. There shall be no maximum amount for Sellers’ liability with respect to Damages relating to inaccuracies or breaches of the Fundamental Representations.
               (b) In no event shall Buyer be liable for any Damages pursuant to Section 11.02(b)(i) or Section 11.02(b)(iv) unless and until the aggregate amount of all such Damages exceeds Five Hundred Thousand Dollars ($500,000), in which case Buyer shall be liable only for such Damages in excess of Five Hundred Thousand Dollars ($500,000). In no event shall the aggregate liability of Sellers for Buyer pursuant to Section 11.02(b)(i) or Section 11.02(b)(iv) exceed twenty-five percent (25%) of the Purchase Price.
               (c) The amount of any Damages under Section 11.02(a) or Section 11.02(b) shall be reduced by the amount of any insurance proceeds paid to and actually received by the Indemnified Party relating to such claim. To the extent the Indemnified Party actually receives any Tax benefits as a result of the Liability that gave rise to any indemnity under Section 11.02(a) or Section 11.02(b), the Indemnified Party shall reimburse the

Indemnifying Party for an amount equal to such Tax benefit but only when, and to the extent, the Indemnified Party actually receives such Tax benefit.
               (d) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OWED TO THIRD PARTIES AS A RESULT OF A THIRD PARTY CLAIM.
     Section 11.04 Remedies.
     Prior to the Closing, in addition to any other rights set forth hereunder, the Parties shall have the rights to indemnification set forth in this Article XI. On and after the Closing, the remedies set forth in this Article XI shall be exclusive and in lieu of any other remedies that may be available to the Indemnified Parties under any theory of liability and pursuant to any Law with respect to any Damages of any kind or nature directly or indirectly resulting from or arising out of any breach or inaccuracy of any representation or warranty or for any other alleged misrepresentation in connection with the transactions contemplated hereby. Except with respect to the Environmental Representation, Sellers’ representations and warranties and Sellers’ obligation to indemnify Buyer will not be affected by any investigation by Buyer or by Buyer’s knowledge that any such representation or warranty may be untrue. Any waiver of Buyer’s rights hereunder must be express and in writing. Nothing in this Agreement shall limit any Party’s right to seek specific performance, injunctive relief , or other equitable remedies.
     Section 11.05 Fraud Exception.
     Nothing in this Agreement shall be construed to limit any remedies that may be available to a Party in connection with any fraud committed against such Party by another Party hereto.
Article XII. Termination and Abandonment
     Section 12.01 Methods of Termination.
     The transactions contemplated herein may be terminated or abandoned at any time prior to the Closing:
               (a) by mutual written agreement of Sellers and Buyer; or
               (b) by either Sellers or Buyer if the Closing shall not have occurred by October 31, 2007 (the “Termination Date”); provided that the terminating Party is not in material breach of its representations, warranties, or obligations hereunder;

               (c) by either Sellers or Buyer if the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party which proceeding remains undismissed for a period of sixty (60) days;
               (d) by either Sellers or Buyer if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any final, non-appealable Order;
               (e) by either Sellers, on the one hand, or Buyer, on the other hand, if the other Party has breached any material obligation hereunder that remains uncured for a period of thirty (30) days after written notice and demand for cure thereof by the non-breaching Party, unless such breach is not capable of cure, in which event the non-breaching Party may terminate immediately; or
               (f) by either Sellers or Buyer in accordance with the provisions of Section 8.05.
     Section 12.02 Procedure upon Termination.
     In the event of termination and abandonment under Section 12.01 hereof, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the Parties. If the transactions contemplated by this Agreement are terminated or abandoned as provided herein:
               (a) All confidential information received by a Party or its Affiliates with respect to the business of the other Party or its Affiliates shall be treated in accordance with Section 13.01; and
               (b) No Party and none of its directors, officers, stockholders, Affiliates or controlling Persons shall have any further liability or obligation to any other Party to this Agreement except as stated in subparagraphs (a) and (b) of this Section 12.02, except that (i) nothing in this Section 12.02 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination and (ii) the provisions of Article XIII shall survive any termination of this Agreement.
Article XIII. Miscellaneous
     Section 13.01 Confidentiality.
     Each Party shall not, and shall ensure that its Affiliates and its and their advisors do not, use or reveal or disclose to third parties any Confidential Information (as defined below) of the other Party before, during or after the Closing without first obtaining the written consent of the other Party, except (i) as may be reasonably necessary in performing such Party’s obligations or exercising such Party’s rights under this Agreement and (ii) Sellers and their Affiliates shall subject to Section 8.22, be permitted to use their archival copy of all Assigned Contracts, Books and Records, marketing materials and other documents or materials conveyed hereunder in the ordinary course of their business. Notwithstanding the foregoing, each Party may disclose such Confidential Information to its Affiliates and its and their advisors and representatives, and Buyer may disclose such Confidential Information to its direct and indirect, and actual or potential, investors, lenders or credit providers and such Person’s representatives and advisors, in each of the foregoing cases, on a need-to-know basis provided such Person agrees to maintain the confidentiality of such information on terms no less onerous than those set forth in this Section 13.01, and such Party shall be responsible for such Persons’ compliance with the provisions of this Section 13.01 with respect thereto. Each Party shall take, and shall require its Affiliates and its and their advisors to take, reasonable steps to prevent any unauthorized use or disclosure of such Confidential Information. In the event that either Party is required by Law or any Governmental or Regulatory Authority to disclose Confidential Information received from the other Party, the receiving Party may disclose such Confidential Information without liability hereunder, provided that the receiving Party uses Reasonable Efforts to give the other Party advance written notice of such required disclosure in sufficient time to enable the other Party to seek confidential treatment for such information, and provided further that the receiving Party limits the disclosure to that information which is required to be disclosed. As used herein, “Confidential Information” means all information, matter or thing of a secret, confidential or private nature connected with the Purchased Assets and the business of Sellers and their Affiliates, including the Existing Employees, Business, and the business of Buyer and its Affiliates, as the case may be, or any of their suppliers or customers, including but not limited to, with respect to Sellers and their Affiliates, information relating to the Products and, with respect to Buyer, information relating to any of Buyer’s products. Confidential Information shall not include information that (i) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no fault or breach of a Party or any Person to whom such Party provided such information, (ii) the receiving Party can demonstrate to have had lawfully in its possession without any obligation of confidentiality prior to disclosure hereunder, (iii) is independently developed by the receiving Party without the use of any Confidential Information of the disclosing Party as evidenced by written documentation or (iv) the receiving Party lawfully obtains from a Person who has the right to transfer or disclose it and who provides it without any obligation to maintain the confidentiality of such information. Notwithstanding anything else contained herein, Buyer may, after the Closing, use any and all Confidential Information in the Buyer’s operation of its business or disclose any and all Confidential Information or information about the Purchased Assets, the Business or the transactions contemplated hereby without limitation except that (x) Buyer’s disclosure of the terms (but not the existence) of this Agreement shall be governed by this Section 13.01 and (y) Buyer may not without Sellers prior written consent disclose Confidential Information relating to the Multi-Product Contracts.
     Section 13.02 Notices.
     All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation (provided that any such facsimile transmission is promptly confirmed by a mailing (postage prepaid by certified or registered mail, return receipt requested) of the same) or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:
          If to Buyer, to:
JHP Pharmaceuticals, LLC
19 Fox Hedge Road
Saddle River, New Jersey 07458
Attn: Stuart Hinchen
Fax: (201) 327-4082
          With copies (which shall not constitute notice) to:
Richards Kibbe & Orbe LLP
One World Financial Center
New York, New York 10281
Attn: Jahangier Sharifi, Esq.
Fax: (212) 530-1801
Blank Rome LLP
One Logan Sq, 130 N 18th St.
Philadelphia, PA 19103-6998
Attn: James R. Staiger, Esq.
Fax: (215) 832-5404
Morgan Stanley Principal Investments, Inc.
1585 Broadway
New York, New York 10036
Attn: David Bersh
Fax: (212) 404-9055
          If to Sellers, to:
King Pharmaceuticals, Inc.
501 5th Street
Bristol, TN 37620
Attn: President and CEO
Fax: (423) 989 — 8006
          With copies (which shall not constitute notice) to:

King Pharmaceuticals, Inc.
501 5th Street
Bristol, TN 37620
Attn: Legal Affairs
Fax: (423) 989-6282
Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2401
Attn: Michael E. Cutler, Esq.
Fax: (202) 778-5258
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 13.02, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number and confirmed by a mailing of the same as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section 13.02, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13.02). Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party in accordance with the terms of this Section 13.02.
     Section 13.03 Entire Agreement.
     This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) contains the sole and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, understandings, and agreements between the Parties with respect to the subject matter hereof.
     Section 13.04 Waiver.
     Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
     Section 13.05 Amendment.
     This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.
     Section 13.06 Third Party Beneficiaries.

     The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
     Section 13.07 Assignment; Binding Effect.
     Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, and any attempt to do so without such consent will be void; provided, however, that Buyer may without the consent of Sellers assign its rights and obligations under this Agreement to any person acquiring all or substantially all of the Business as then conducted by Buyer or to an Affiliate of Buyer, further provided, however, that no such assignment shall, without the prior written consent of Sellers, (i) relieve Buyer of any of its liabilities or obligations under this Agreement or (ii) assign any rights or obligations of Buyer under the Manufacturing and Supply Agreement or the Transitional Services Agreement. The Parties hereto acknowledge and agree that a merger or consolidation of a Party with or into another Person shall not be deemed an assignment for the purposes of this Section 13.07. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
     Section 13.08 Severability.
     If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
     Section 13.09 Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING ANY CONFLICTS OR CHOICE OF LAW RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.
     Section 13.10 Consent to Jurisdiction and Forum Selection.
     THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT (OTHER THAN APPEALS THEREFROM) SHALL BE INITIATED AND TRIED EXCLUSIVELY

IN THE LOCAL AND FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT (OTHER THAN APPEALS THEREFROM) IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE LOCAL AND FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND THE APPELLATE COURTS THEREOF SHALL HAVE PERSONAL JURISDICTION AND VENUE OVER EACH OF THEM FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT, OR IN THE MANNER SET FORTH IN SECTION 13.02 OF THIS AGREEMENT FOR THE GIVING OF NOTICE. ANY FINAL JUDGMENT RECEIVED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.
     Section 13.11 Expenses.
     Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.
     Section 13.12 Counterparts.
     This Agreement may be executed in any number of counterparts and by facsimile or pdf, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart signature page to this Agreement by facsimile or pdf shall be effective as a delivery of a manually executed counterpart of this Agreement.
     Section 13.13 Interpretation.
     The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Unless the context of this Agreement otherwise requires: (a) words of any gender include words of each other gender; (b)

words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article”, “Section,” “Schedule,” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, respectively; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) “Dollars” or “$” means United States dollars; and (g) the terms “including” and “includes” mean “including without limitation” and “includes without limitation,” respectively. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
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     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

SELLERS:	KING PHARMACEUTICALS, INC.

	By:	/s/ Brian A. Markison

Brian A. Markison President and Chief Executive Officer

MONARCH PHARMACEUTICALS, INC.

	By:	/s/ Brian A. Markison

Brian A. Markison President and Chief Executive Officer

PARKEDALE PHARMACEUTICALS, INC.

	By:	/s/ Brian A. Markison

Brian A. Markison President and Chief Executive Officer

KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.

	By:	/s/ Brian A. Markison

Brian A. Markison President and Chief Executive Officer

BUYER:	JHP PHARMACEUTICALS, LLC

	By:	/s/ Stuart Hinchen

Stuart Hinchen President